EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and between

INDIAN RIVER BANKING COMPANY

and

ALABAMA NATIONAL BANCORPORATION

Dated as of

October 22, 2003

i

11.11	Enforcement of Agreement	63
11.12	Severability	64
11.13	Construction of Terms	64
11.14	Schedules	64
11.15	Exhibits and Schedules	64
11.16	No Third Party Beneficiaries	64

List of Exhibits
Exhibit A	Form of Rule 145 Agreement
Exhibit B	Form of Opinion of Kennedy, Baris & Lundy, L.L.P.
Exhibit C-1	Form of Employment Agreement – Paul A. Beindorf
Exhibit C-2	Form of Employment Agreement – Jeffrey R. Morton
Exhibit C-3	Form of Employment Agreement – Phillip Tasker
Exhibit D	Form of Opinion of Maynard, Cooper & Gale, P.C.
List of Schedules
Schedule 5.2(b):	Conflicts / Defaults (IRBC)
Schedule 5.2(c):	Consents (IRBC)
Schedule 5.3:	Outstanding Stock Options (IRBC)
Schedule 5.4(b):	Subsidiaries Outstanding Capital Stock (IRBC)
Schedule 5.4(d):	BHC Act (IRBC)
Schedule 5.4(e):	Permits and Authorizations (IRBC)
Schedule 5.4(g):	Trust Preferred Securities (IRBC)
Schedule 5.5:	Financial Statements and Call Reports (IRBC)
Schedule 5.6:	Undisclosed Liabilities (IRBC)
Schedule 5.7:	Changes or Events (IRBC)
Schedule 5.8(f):	Disallowed Deductions under IRC Sections 280G or 162(m) (IRBC)
Schedule 5.9(a):	Loans (IRBC)
Schedule 5.10:	Liens (IRBC)
Schedule 5.10(a):	Real Property (IRBC)
Schedule 5.10(b):	Leasehold Property (IRBC)
Schedule 5.10(c):	Insurance Policies (IRBC)
Schedule 5.13(b):	Officers and Directors (IRBC)
Schedule 5.14(a):	Employee Benefit Plans (IRBC)
Schedule 5.14(f):	Payments Due Directors and Employees (IRBC)
Schedule 5.15:	Material Contracts (IRBC)
Schedule 5.16:	Legal Proceedings (IRBC)
Schedule 5.20:	Offices (IRBC)
Schedule 5.22:	Intellectual Property (IRBC)
Schedule 5.24:	Broker’s Fees (IRBC)
Schedule 5.29:	Management Contracts (IRBC)
Schedule 5.30:	Brokered Deposits (IRBC)
Schedule 6.2(b):	Consents (ANB)
Schedule 6.9:	Legal Proceedings (ANB)
Schedule 7.2(vii):	Severance Agreements (IRBC)
Schedule 7.2(viii):	Employment Agreements (IRBC)
Schedule 8.11:	Affiliates (IRBC)
Schedule 8.15:	Deadlines for Extensions (IRBC)

The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 22, 2003, by and between INDIAN RIVER BANKING COMPANY (“IRBC”), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Vero Beach, Florida, and ALABAMA NATIONAL BANCORPORATION (“ANB”), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

Preamble

The Boards of Directors of IRBC and ANB are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the merger (the “Merger”) of IRBC with and into ANB. At the Effective Time of such Merger, the outstanding shares of the capital stock of IRBC shall be converted into the right to receive shares of the common stock of ANB (except as provided herein). As a result, stockholders of IRBC shall become stockholders of ANB, and ANB shall continue to conduct the business and operations of IRBC. The Merger is subject to the approvals of the stockholders of IRBC, the Florida Department of Financial Services and the Federal Reserve Board, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, IRBC shall be merged with and into ANB in accordance with the provisions of Section 252 of the DGCL and Section 607.1107 of the FBCA and with the effect provided in Sections 259 and 261 of the DGCL and the applicable provisions of the FBCA. ANB shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the ANB Board and the IRBC Board.

1.2 Time and Place of Closing. The place of Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. The Closing will take place at 9:00 A.M. Central Standard Time on such date and time as the Parties, acting through their chief executive officers may mutually agree. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Closing shall occur on the last business day of the month in which the closing conditions set forth in Article 9 below have been satisfied (or waived pursuant to Section 11.4 of this Agreement).

1.3 Effective Time. The Merger and other transactions provided for in this Agreement shall become effective: (a) on the date and at the time that the later of the following shall occur: (i) the Certificate of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Delaware, and (ii) the Articles of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Florida, or (b) on such date and at such time subsequent to the date and time established pursuant to subsection 1.3(a) above as may be specified by the Parties in the Certificate of Merger and Articles of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date that the Certificate of Merger is filed) (such time is hereinafter referred to as the “Effective Time”). Unless ANB and IRBC otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the date of Closing.

ARTICLE 2

EFFECT OF MERGER

2.1 Certificate of Incorporation. The Restated Certificate of Incorporation of ANB in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time.

2.2 Bylaws. The Bylaws of ANB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise amended or repealed.

2.3 Directors. ANB currently has 14 directors (the “Incumbent Directors”). The directors of the Surviving Corporation immediately after the Effective Time shall consist of the Incumbent Directors and Mr. Griffin A. Greene. ANB shall take any and all steps required under ANB’s Restated Certificate of Incorporation and/or Bylaws to increase the size of the ANB Board to 15 members as of the Effective Time and appoint Mr. Griffin A. Greene, effective as of the Effective Time, to fill such vacancy. Thereafter, ANB agrees that it shall include Mr. Greene in its recommended slate of nominees for election as director of ANB at ANB’s 2004 annual meeting of stockholders. Not in limitation of the foregoing, if as a result of the timing of the Effective Time in relation to ANB’s 2004 annual meeting of stockholders and mailing of proxy materials for such meeting, Mr. Greene is not placed in nomination for election at such meeting, ANB shall cause Mr. Greene to be appointed to the Board of Directors of ANB to serve until ANB’s 2005 annual meeting of stockholders. Nothing in this Section 2.3 shall require ANB to elect, appoint, nominate or recommend Mr. Greene for election to the Board of Directors of ANB if he shall become the subject of a Disqualification.

ARTICLE 3

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

3.1 Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of ANB, IRBC or the holders of any shares thereof, the shares of the constituent corporations shall be converted as follows:

(a) each share of ANB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) (1) Subject to the potential adjustment provided for in Section 3.1(b)(2) and/or Section 3.2 below, each share of IRBC Common Stock (excluding shares held by any IRBC Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.9408 shares of ANB Common Stock (as such may be adjusted pursuant to the terms of this Agreement, the “Exchange Ratio”); provided that, subject to the election rights set forth in Section 3.1(c) below, each holder of IRBC Common Stock shall have an opportunity to elect to receive cash consideration for such holder’s shares of IRBC Common Stock in lieu of receiving ANB Common Stock.

(2) (i) If the Average Quoted Price is less than $48.00, then the Exchange Ratio automatically shall be increased to an amount to be determined in accordance with the following table:

Average Quoted Price	Adjusted Exchange Ratio
Less than $48.00, and Equal to or greater than $47.00	0.9493
Less than $47.00, and Equal to or greater than $46.00	0.9578
Less than $46.00, and Equal to or greater than $45.00	0.9663
Less than $45.00	0.9748

(ii) For purposes of this Agreement, the term “Dollar Equivalent Per Share Consideration” shall be a dollar amount (rounded to the nearest cent) equal to the product of (A) the Average Quoted Price multiplied by (B) the Exchange Ratio (as such may be adjusted). For example, if the Average Quoted Price were $44.00, the Dollar Equivalent Per Share Consideration would be $42.89. Notwithstanding the adjustment procedure provided for in Section 3.1(b)(2)(i) above, if the Average Quoted Price is less than $44.00 (and, therefore, the Dollar Equivalent Per Share Consideration is less than $42.89), the IRBC Board may terminate this Agreement by providing written notice thereof to the Chief Executive Officer of ANB prior to the Closing; provided, however, that, within 5 business days of receiving any such written notice from the IRBC Board, ANB may, at its sole option and election, void such termination by either (X) increasing the Exchange Ratio to an amount equal to the quotient (rounded to the nearest one ten thousandth) of $42.89 (the “Minimum Dollar Equivalent Per Share Consideration”) divided by the Average Quoted Price, such that the Dollar Equivalent Per Share

Consideration is at least $42.89, or (Y) with respect to each share of IRBC Common Stock to be converted into shares of ANB Common Stock pursuant to Section 3.1(b)(1) above or into cash consideration pursuant to Section 3.1(c) below, paying the holder thereof additional consideration in an amount of cash equal to the difference of (I) the Minimum Dollar Equivalent Per Share Consideration minus (II) the product (rounded to the nearest cent) of (x) the Average Quoted Price multiplied by 0.9748. The aggregate of such cash payments, if any, is hereinafter referred to as the “Additional Optional Cash Consideration.” For example, if the Average Quoted Price were $42.00, the IRBC Board provided a notice of termination, and ANB elected to void such termination, ANB would be required to either increase the Exchange Ratio to at least 1.021 (i.e., the quotient of $42.89 divided by $42.00) or make a cash payment of $1.95 (i.e., the difference between $42.89 and $40.94) for each share of IRBC Common Stock to be converted into shares of ANB Common Stock.

(c) (1) Holders of IRBC Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving ANB Common Stock in the Merger, in accordance with the election procedures set forth below. Holders who elect to receive cash in lieu of exchanging their shares of IRBC Common Stock for ANB Common Stock as specified below shall receive, for each share of IRBC Common Stock that is so converted, an amount in cash (the “Per Share Cash Consideration”) equal to the product of the Average Quoted Price multiplied by the Exchange Ratio (as such may be adjusted pursuant to the terms of this Agreement). Notwithstanding the preceding sentence, the aggregate Per Share Cash Consideration that ANB is obligated to pay to satisfy such elections (the “Maximum Cash Amount”) shall not exceed 10% (unless and to the extent that ANB determines in its sole discretion to increase such amount to a percentage not in excess of 25%) of the sum of (i) the product of (A) the number of shares of ANB Common Stock to be issued in the Merger to holders of outstanding shares of IRBC Common Stock as of the Effective Time multiplied by (B) the Average Quoted Price, and (ii) the aggregate Per Share Cash Consideration, and (iii) the Additional Optional Cash Consideration (if any).

(2) At ANB’s election, either the Exchange Agent or IRBC’s transfer agent shall mail an election form in such form as ANB and IRBC shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement/Prospectus and at least 20 days prior to the date of the IRBC Stockholders’ Meeting or on such other date as ANB and IRBC shall mutually agree (the “Mailing Date”) to each holder of record of IRBC Common Stock for such IRBC Stockholders’ Meeting. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of IRBC Common Stock to elect to receive cash with respect to all or a portion of such holder’s IRBC Common Stock (the shares as to which the election is made being referred to as “Cash Election Shares”).

(3) Any shares of IRBC Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed Election Form prior to 5:00 p.m. Eastern Time on the day before the IRBC Stockholders’ Meeting (or such other time and date as ANB and IRBC may mutually agree) (the “Election Deadline”) shall be converted into ANB Common Stock at the Effective Time, as set forth in Section 3.1(b) of this Agreement (such shares being referred to as “No Election Shares”).

(4) Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked and a replacement Election Form not submitted prior to the Election Deadline, the shares of IRBC Common Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither ANB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(5) Within 5 business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the allocation among the holders of IRBC Common Stock in accordance with the Election Forms shall be effected by the Exchange Agent as follows:

(i) Cash Elections Less Than or Equal to the Maximum Cash Amount. If the amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares (the “Potential Cash Payments”) is less than or equal to the Maximum Cash Amount, then:

(1) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1); and

(2) each other share of IRBC Common Stock, including each No Election Share, shall be converted into the right to receive ANB Common Stock pursuant to Section 3.1(b).

(ii) Cash Elections More Than the Maximum Cash Amount. If the amount of the Potential Cash Payments is greater than the Maximum Cash Amount, then:

(1) the number of Cash Election Shares designated by each holder of IRBC Common Stock who properly submitted an Election Form shall be automatically reduced to that number of shares equal to the product of (A) the number of such holder’s Cash Election Shares designated in the Election Form and (B) a fraction, the numerator of which is the maximum number of Cash Election Shares allowable such that the amount of the Potential Cash Payments is equal to the Maximum Cash Amount, and the denominator of which is the total number of Cash Election Shares designated in the Election Forms;

(2) each Cash Election Share remaining after adjustment pursuant to sub-section (1) above shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1);

(3) each share of IRBC Common Stock that would have been a Cash Election Share but for the adjustment pursuant to sub-section (1) above shall automatically be deemed to be a No Election Share; and

(4) each other share of IRBC Common Stock, including each No Election Share, shall be converted into the right to receive ANB Common Stock pursuant to Section 3.1(b).

(d) At the Effective Time, all outstanding and unexercised options to purchase shares of IRBC Common Stock pursuant to the IRBC Stock Option Plans (each, an “IRBC Option”) will cease to represent an option to purchase IRBC Common Stock and will be converted automatically into options to purchase ANB Common Stock (each, an “ANB Option”), and ANB will assume each IRBC Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to the instruments governing the IRBC Option; provided, however, that after the Effective Time:

(i) the number of shares of ANB Common Stock purchasable upon exercise of each IRBC Option will equal the product of (A) the number of shares of IRBC Common Stock that were purchasable under the IRBC Option immediately before the Effective Time and (B) the Exchange Ratio, rounded to the nearest whole share; and

(ii) the per share exercise price for each IRBC Option will equal the quotient of (A) the per share exercise price of the IRBC Option in effect immediately before the Effective Time divided by (B) the Exchange Ratio, rounded to the nearest cent.

Notwithstanding the foregoing, each IRBC Option that is intended to be an “incentive stock option” (as defined in Section 422 of the IRC) will be adjusted in accordance with the requirements of Section 424 of the IRC. As of the date hereof, the IRBC Options provide for the purchase of no more than an aggregate of 198,428 additional shares of IRBC Common Stock. As soon as practicable after the Effective Time, ANB shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of ANB Common Stock subject to converted or substitute IRBC Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such converted or substitute IRBC Options remain outstanding.

(e) Assuming (i) that no holders of IRBC Common Stock elect to receive cash in lieu of ANB Common Stock pursuant to the cash election procedures in Section 3.1(c) above, (ii) that no holders of IRBC Common Stock exercise their rights under the Dissenter Provisions, and (iii) that there is no adjustment to the Exchange Ratio pursuant to Section 3.1(b)(2) above or Section 3.2 below, the holders of IRBC Common Stock (including holders of IRBC Options) shall have the right to receive, in the aggregate, a maximum of 2,237,543 shares of ANB Common Stock as a result of the Merger. As a result of an adjustment to the Exchange Ratio pursuant to Section 3.1(b)(2)(i) above, holders of IRBC Common Stock (including holders of IRBC Options) would be entitled to receive a minimum of 20,216 and a maximum of 80,864 additional shares of ANB Common Stock in the aggregate.

3.2 Anti-Dilution Provisions. In the event IRBC changes the number of shares of IRBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or otherwise with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio, the Minimum Dollar

Equivalent Per Share Consideration, and the amounts and formulas contained in Section 3.1(b)(2)(ii) shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties. In the event ANB changes the number of shares of ANB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio, the Average Quoted Price thresholds contained in Section 3.1(b)(2)(i) and Section 3.1(b)(2)(ii), the other amounts and formulas contained in Section 3.1(b)(2)(ii), and the share amounts included in Section 3.1(e) shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties.

3.3 Shares Held by IRBC. Each of the shares of IRBC Common Stock held by any IRBC Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4 Dissenting Stockholders. Any holder of shares of IRBC Common Stock who perfects his dissenters’ rights of appraisal in accordance with and as contemplated by Section 607.1320 of the FBCA (the “Dissenter Provisions”) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the FBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made; provided, further, nothing contained in this Section 3.4 shall in any way limit the right of ANB to terminate this Agreement and abandon the Merger pursuant to subsection 10.1(i) below. If any dissenting stockholder gives notice to IRBC, IRBC will promptly give ANB notice thereof, and ANB will have the right to participate in all negotiations and proceedings with respect to any such demands. IRBC will not, except with the prior written consent of ANB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. In the event that after the Effective Time a dissenting stockholder of IRBC fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of IRBC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of IRBC Common Stock held by him.

3.5 Fractional Shares. No certificates or scrip representing fractional shares of ANB Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to ANB Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ANB. In lieu of any such fractional share, ANB shall pay to each former stockholder of IRBC who otherwise would be entitled to receive a fractional share of ANB Common Stock an amount in cash (without interest) determined by multiplying (a) the Average Quoted Price by (b) the fraction of a share of ANB Common Stock to which such holder would otherwise be entitled.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to the former stockholders of IRBC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of IRBC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After completion of the allocation procedure set forth in Section 3.1(c)(5) and upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such certificate or certificates shall be entitled to receive in exchange therefore: (a) a certificate representing that number of whole shares of ANB Common Stock which such holder of IRBC Common Stock became entitled to receive pursuant to the provisions of Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, which such holder has the right to receive pursuant to the provisions of Article 3 hereof, and the certificate or certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Cash Consideration, any cash in lieu of fractional shares, any Additional Optional Cash Consideration or any unpaid dividends and distributions, if any, payable to holders of certificates for IRBC Common Stock. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of IRBC Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of IRBC Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for IRBC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, ANB nor the Exchange Agent shall be liable to a holder of IRBC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former IRBC Stockholders. At the Effective Time, the stock transfer books of IRBC shall be closed as to holders of IRBC Common Stock immediately prior to the Effective Time, and no transfer of IRBC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of IRBC Common Stock (“IRBC Certificate”), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters’ rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of IRBC Common Stock shall be entitled to vote after the Effective Time at any meeting of ANB stockholders the number of whole shares of ANB Common Stock into which their respective shares of IRBC Common Stock (excluding Cash Election Shares) are converted, regardless of whether such holders have exchanged their IRBC Certificates for certificates representing ANB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by ANB on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any IRBC Certificate at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of ANB Common Stock, which dividend or other distribution is attributable to such person’s ANB Common Stock represented by said IRBC Certificate held after the Cutoff, until such person surrenders said IRBC Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such IRBC Certificate, both the ANB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such IRBC Certificate. No holder of shares of IRBC Common Stock shall be entitled to receive any dividends or distributions declared or made with respect to the ANB Common Stock with a record date before the Effective Time of the Merger.

4.3 Identity of Recipient of ANB Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a person other than the person in whose name any certificate representing shares of IRBC Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of ANB that such tax has been paid or is not applicable.

4.4 Lost or Stolen Certificates. If any holder of IRBC Common Stock convertible into the right to receive shares of ANB Common Stock is unable to deliver the IRBC Certificate that represents IRBC Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of ANB Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of ANB that any such IRBC Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by ANB to indemnify and hold ANB and the Exchange Agent harmless; and (c) evidence satisfactory to ANB that such person is the owner of the shares theretofore represented by each IRBC Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such IRBC Certificate for exchange pursuant to this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF IRBC

IRBC hereby represents and warrants to ANB as follows:

5.1 Corporate Organization, Standing and Power. IRBC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. IRBC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC. IRBC has delivered to ANB complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2 Authority; No Breach By Agreement.

(a) IRBC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of IRBC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of IRBC Common Stock. Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of IRBC, enforceable against IRBC in accordance with its terms.

(b) Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by IRBC, nor the consummation by IRBC of the transactions provided for herein, nor compliance by IRBC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of IRBC’s Articles of Incorporation or Bylaws or the Articles or Certificates of Incorporation or Bylaws of any IRBC Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any IRBC Company under, any Contract or Permit of any IRBC Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such IRBC Company, or, (iii) subject to receipt of the requisite Consents and approvals of Regulatory Authorities referred to in this Agreement, violate or conflict with any Law or Order applicable to any IRBC Company or any of their respective Assets.

(c) Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of IRBC of the Merger and the transactions provided for in this Agreement, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the IRBC Company at issue, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by IRBC of the Merger and the other transactions provided for in this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of IRBC consists of 10,000,000 shares of IRBC Common Stock, of which 2,179,913 shares are issued and outstanding (none of which is held in the treasury of IRBC) and 500,000 shares of undesignated preferred stock, $1.00 par value of which no shares are issued or outstanding. All of the issued and outstanding shares of IRBC

Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the shares of capital stock, options, or other securities of IRBC has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of IRBC. Pursuant to the terms of the IRBC Stock Option Plans, there are currently outstanding options with the right to purchase a total of 198,428 shares of IRBC Common Stock, as more fully set forth in Schedule 5.3 attached hereto.

(b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of IRBC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of IRBC or contracts, commitments, understandings or arrangements by which IRBC is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. IRBC has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock, other than the dividend in the amount of $0.50 per share payable on November 17, 2003, to shareholders of record on October 31 2003.

5.4 IRBC Subsidiaries.

(a) The IRBC Subsidiaries include IRBC Bank, which is a national banking association, duly organized, validly existing and in good standing under the Laws of the United States. Each of the IRBC Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each IRBC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

(b) The authorized and issued and outstanding capital stock of each IRBC Subsidiary, including without limitation IRBC Bank, is set forth on Schedule 5.4(b). IRBC or IRBC Bank owns all of the issued and outstanding shares of capital stock of each IRBC Subsidiary, other than Indian River Capital Trust I (the “Trust”). IRBC owns all of the outstanding common voting securities of the Trust. None of the shares of capital stock or other securities of any IRBC Subsidiary has been issued in violation of the Securities Laws or any preemptive rights. No equity securities of any IRBC Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and, other than the pledge of IRBC Bank’s stock under the Colonial Line, there are no Contracts by which any IRBC Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any IRBC Company is or may be bound to transfer any shares of the capital stock of any IRBC Subsidiary. Other than the Colonial Line, there are no Contracts relating to the rights of any IRBC Company to vote or to dispose of any shares of the capital stock of any IRBC Subsidiary. All of the shares of capital stock of each IRBC Subsidiary held by a IRBC Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized (except to the extent that the shares of IRBC Bank are assessable under 12 U.S.C. §55 and may be deemed to be assessable under 12 U.S.C. §1831o; however, to the Knowledge of IRBC and IRBC Bank, no circumstance or fact exists that provides a basis for an assessment under either of such statutes) and are owned by the IRBC Company free and clear of any Lien except the pledge of stock of IRBC Bank under the Colonial Line. No IRBC Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any IRBC Company that is a limited liability company.

(c) The minute books of IRBC, IRBC Bank and each IRBC Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof), since January 1, 1998 (or since such entity’s formation, if later).

(d) Except as set forth on Schedule 5.4(d), none of the IRBC Companies has or is currently engaged in any activities that are not permissible under the BHC Act for a bank holding company.

(e) Each of IRNB Insurance Services, LLC (“IRNB Insurance”) and Indian River Title Company, LLC (“IRBC Title”; together with IRNB Insurance, the “IRBC Insurance Agencies”) and each of their respective agents is duly authorized and licensed to conduct the business conducted by it, him or her in each jurisdiction in which the nature of the activities conducted by it, him or her makes such authorization and licensing necessary. All such Permits or authorizations are listed on Schedule 5.4(e), are in full force and effect, and are sufficient for the ownership and conduct of such business. Neither of the IRBC Insurance Agencies has received notice of, and no IRBC Company has any Knowledge of, any violation of any such Permits which violation has not been remedied in full. Neither of the IRBC Insurance Agencies has received any notice of, and no IRBC Company has any Knowledge of, any event that has occurred that, with notice or lapse of time or both, is likely to result in the suspension or revocation of any such Permit. Each of the IRBC Insurance Agencies owns good title to the accounts and associated Contracts reflected on its books and records, together with all renewals thereof and rights to commissions, fees and other income derived therefrom, and all goodwill attendant thereto (collectively, the “Book of Business”) free and clear of all Liens. With regard to each insurance or title policy, as the case may be, comprising the Book of Business: (i) the applicable documents have been duly executed by the applicant and the policy is in full force and effect; (ii) the policy is valid and complies with all applicable Laws; (iii) the solicitation, negotiation and sale of the policy complied in all respects with applicable Laws, there has been no misrepresentation or omission of a material fact by the applicable IRBC Insurance Agency and/or its agents in connection with the solicitation, negotiation or sale of the policy, and the applicant was provided with any and all disclosure materials as required by applicable Law; and (iv) all documents and Contracts relating to the Book of Business are genuine. There are no premium payments currently due to any insurance carrier by an IRBC Insurance Agency which are past due other than payments which are being contested by an IRBC Insurance Agency in good faith and for which appropriate reserves have been established. The IRBC Insurance Agencies serve in an agency capacity only and not as a principal or underwriter.

(f) No IRBC Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws. All activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times been conducted in accordance with all applicable Laws, including without limitation the Securities Laws and all state and federal banking laws and regulations, and (ii) satisfy the definition of a “Third Party Brokerage Arrangement” under Section 201 of the Gramm-Leach-Bliley Act of 1999. There has been no misrepresentation or omission of a material fact by any IRBC Company and/or their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

(g) Schedule 5.4(g) lists the type and current outstanding amount of debentures issued to, and securities issued by the Trust. Each of IRBC and the Trust is in material compliance with all of its obligations relating to any issuance of trust preferred securities to which it is a party. Except as disclosed on Schedule 5.4(g), no actions or Consents are required with respect to such debentures or securities in connection with the consummation of the transactions provided for in this Agreement.

5.5 Financial Statements. Attached hereto as Schedule 5.5 are copies of all IRBC Financial Statements and IRBC Call Reports for periods ended prior to the date hereof, and IRBC will deliver to ANB promptly copies of all IRBC Financial Statements and IRBC Call Reports prepared subsequent to the date hereof. The IRBC Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the IRBC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (b) present or will present, as the case may be, fairly the consolidated financial position of the IRBC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the IRBC Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The IRBC Call Reports have been prepared in material compliance with (i) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (ii) regulatory accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein.

5.6 Absence of Undisclosed Liabilities. No IRBC Company has any Liabilities that have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC, except Liabilities accrued or reserved against in the consolidated balance sheets of IRBC as of June 30, 2003, included in the IRBC Financial Statements or reflected in the notes thereto, except as set forth on Schedule 5.6. No IRBC Company has incurred or paid any Liability since June 30, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

5.7 Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since June 30, 2003: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of IRBC or IRBC Bank with any Regulatory Authority, (ii) the IRBC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of IRBC provided in Article 7 of this Agreement, and (iii) to IRBC’s Knowledge, no fact or condition exists which IRBC believes will cause a Material Adverse Effect on IRBC or its Subsidiaries in the future, subject to changes in general economic or industry conditions.

5.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the IRBC Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of IRBC or IRBC Bank, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on IRBC, except as reserved against in the IRBC Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b) None of the IRBC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the IRBC Companies for the period or periods through and including the date of the respective IRBC Financial Statements has been made and is reflected on such IRBC Financial Statements.

(d) Any and all deferred Taxes of the IRBC Companies have been provided for in accordance with GAAP.

(e) None of the IRBC Companies is responsible for the Taxes of any other Person other than the IRBC Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f) Except as set forth on Schedule 5.8(f), none of the IRBC Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g) There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which IRBC, IRBC Bank or any IRBC Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of IRBC immediately preceding the date of this Agreement.

(h) (i) Proper and accurate amounts have been withheld by the IRBC Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the IRBC Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by IRBC in the IRBC Financial Statements.

(i) IRBC has delivered or made available to ANB correct and complete copies of all Tax returns filed by IRBC and each IRBC Subsidiary for each fiscal year ended on and after December 31, 1997.

5.9 Loan Portfolio; Documentation and Reports.

(a) Except as disclosed in Schedule 5.9(a), none of the IRBC Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including without limitation leases, credit enhancements, commitments and interest-bearing assets (excluding investment securities) (the “Loans”), other than Loans the unpaid principal balance of which does not exceed $100,000 per Loan or $250,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions. Except as otherwise set forth in Schedule 5.9(a), none of the IRBC Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of IRBC or IRBC Bank, any Person controlling, controlled by or under common control with any of the foregoing. All of the Loans held by any of the IRBC Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity, and were solicited, originated and exist in material compliance with all applicable Laws and IRBC loan policies, except for deviations from such policies that (a) have been approved by management of IRBC or the IRBC Board, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of IRBC, will not adversely affect the ultimate collectibility of such Loan. Except as set forth in Schedule 5.9(a), none of the IRBC Companies holds any Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that have been classified by any bank examiner as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified” or “Watch List.” The allowance for possible loan or credit losses (the “IRBC Allowance”) shown on the consolidated balance sheets of IRBC included in the most recent IRBC Financial Statements dated prior to the date of this Agreement was, and the IRBC Allowance shown on the consolidated balance sheets of IRBC included in the IRBC Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the IRBC Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the IRBC Companies as of the dates thereof. The reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the most recent Financial Statements and IRBC Call Reports were, and the OREO Reserve to be shown on the Financial Statements and IRBC Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of IRBC and IRBC Bank as of the dates thereof. The reserve for losses in respect of litigation (“Litigation Reserve”) shown on the most recent Financial Statements and IRBC Call Reports and the Litigation Reserve to be shown on the Financial Statements and IRBC Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to IRBC, IRBC Bank and the IRBC Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b) The documentation relating to each Loan made by any IRBC Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on IRBC.

5.10 Assets; Insurance. Except as set forth on Schedule 5.10, the IRBC Companies have marketable title, free and clear of all Liens, to all of their respective Assets. One of the IRBC Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any, free and clear of all Liens. All tangible real and personal properties and Assets used in the businesses of the IRBC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with IRBC’s past practices. All Assets that are material to IRBC’s business on a consolidated basis, held under leases or subleases by any of the IRBC Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by IRBC or IRBC Bank or, to the Knowledge of IRBC or IRBC Bank, by any other party to the Contract. Schedules 5.10(a) and 5.10(b) identify each parcel of real estate or interest therein owned, leased or subleased by any of the IRBC Companies or in which any IRBC Company has any ownership or leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any IRBC Company is the lessee of any real property and which relates in any manner to the operation of the businesses of any IRBC Company. None of the IRBC Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 5.10(a) and 5.10(b), including without limitation any Law relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on IRBC. As to each parcel of real property owned or used by any IRBC Company, no IRBC Company has received notice of any pending or, to the Knowledge of each of the IRBC Companies, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the IRBC Companies include all assets required to operate the business of the IRBC Companies as now conducted. Schedule 5.10(c) contains a list of all policies of fire, theft, liability and other insurance and bonds maintained by any of the IRBC Companies, and IRBC has provided true and correct copies of each such policy to ANB.

5.11 Environmental Matters.

(a) Each IRBC Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

(b) There is no Litigation pending or, to the Knowledge of IRBC and IRBC Bank, threatened before any court, governmental agency or authority or other forum in which any IRBC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any IRBC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

(c) There is no Litigation pending or, to the Knowledge of IRBC and IRBC Bank, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or IRBC with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

(d) To the Knowledge of IRBC and IRBC Bank, there is no reasonable basis for any Litigation of a type described in subsections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

(e) During the period of (i) any IRBC Company’s ownership or operation of any of its respective current properties, (ii) any IRBC Company’s participation in the management of any Participation Facility or (iii) any IRBC Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC. Prior to the period of (i) any IRBC Company’s ownership or operation of any of its respective current properties, (ii) any IRBC Company’s participation in the management of any Participation Facility, or (iii) any IRBC Company’s holding of a security interest in a Loan Property, to the Knowledge of IRBC and IRBC Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

5.12 Compliance with Laws. IRBC is duly registered as a financial holding company under the BHC Act. Each IRBC Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC, and there has occurred no Default under any such Permit. None of the IRBC Companies:

(a) is in material violation of any Laws, Orders or Permits applicable to its business or employees, agents or representatives conducting its business; or

(b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any IRBC Company is not, or suggesting that any IRBC Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any IRBC Company, or suggesting that any IRBC Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any IRBC Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

5.13 Labor Relations; Employees.

(a) No IRBC Company is the subject of any Litigation asserting that it or any other IRBC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other IRBC Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any IRBC Company, pending or threatened, nor to its Knowledge, is there any activity involving any IRBC Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each IRBC Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC.

(b) Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the IRBC Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2001, 2002 and 2003. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the IRBC Companies.

5.14 Employee Benefit Plans.

(a) Schedule 5.14(a) lists, and IRBC has delivered or made available to ANB prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, director retirement agreement, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any IRBC Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the “IRBC Benefit Plans”). Any of the IRBC Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “IRBC ERISA Plan.” Each IRBC ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the IRC) is referred to herein as an “IRBC Pension Plan”. No IRBC Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b) All IRBC Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC. Each IRBC ERISA Plan which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service, and IRBC is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No IRBC Company has engaged in a transaction with respect to any IRBC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any IRBC Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any IRBC Benefit Plan or any IRBC Company with regard to any IRBC Benefit Plan, any trust which is a part of any IRBC Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any IRBC Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

(c) No IRBC ERISA Plan which is a defined benefit pension plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any IRBC Pension Plan, (ii) no change in the actuarial assumptions with respect to any IRBC Pension Plan, (iii) no increase in benefits under any IRBC Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to materially adversely affect the funding status of any such plan. Neither any IRBC Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any IRBC Company, or the single-employer plan of any entity which is considered one employer with IRBC under Section 4001 of ERISA or Section 414 of the IRC or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the IRC or Section 302 of ERISA, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC. No IRBC Company has provided, or is required to provide, security to a IRBC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.

(d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any IRBC Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No IRBC Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle D of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IRBC. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any IRBC Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(e) No IRBC Company has any obligations for retiree health and life benefits under any of the IRBC Benefit Plans, and there are no restrictions on the rights of such IRBC Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on IRBC.

(f) Except as set forth on Schedule 5.14(f), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any IRBC Company from any IRBC Company under any IRBC Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any IRBC Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g) With respect to all IRBC Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions made or required to be made under any IRBC Benefit Plan have been made and such contributions meet the requirements for deductibility under the IRC, and all contributions which are required and which have not been made have been properly recorded on the books of IRBC.

5.15 Material Contracts. Except as set forth on Schedule 5.15, none of the IRBC Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any IRBC Company or the guarantee by any IRBC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the IRBC Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the IRBC Companies, any member of the immediate family of the foregoing or, to the Knowledge of IRBC, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the IRBC Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any IRBC Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the IRBC Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the IRBC Companies of amounts aggregating $50,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “IRBC Contracts”). IRBC has delivered or made available to ANB correct and complete copies of all IRBC Contracts. Each of the IRBC Contracts is in full force and effect, and none of the IRBC Companies is in Default under any IRBC Contract. Other than the indebtedness under the subordinate debentures held by the Trust, indebtedness to the Federal Home Loan Bank, and deposit relationships entered into in the ordinary course of business, all of the indebtedness of any IRBC Company for money borrowed is prepayable at any time by such IRBC Company without penalty or premium.

5.16 Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of IRBC or IRBC Bank, threatened (or unasserted but considered probable of assertion) against any IRBC Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the knowledge of IRBC or IRBC Bank, threatened against any IRBC Company.

5.17 Reports. Since January 1, 2000, or the date of such company becoming an IRBC Company, if later, each IRBC Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities and (iii) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the

IRBC Companies, to the Knowledge of any IRBC Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any IRBC Company, investigation into the business or operations of any IRBC Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or any examinations of any IRBC Company or any lien in favor of any IRBC Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each of such reports, registrations, statements and documents did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than the IRBC Call Reports, the financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) has been prepared in all material respects in accordance with GAAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly presents the financial position of the IRBC Companies as of the respective dates thereof, and (c) fairly presents the results of operations of the IRBC Companies for the respective periods therein set forth.

5.18 Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any IRBC Company or any Affiliate thereof to ANB pursuant to this Agreement, including the Exhibits and Schedules hereto, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any IRBC Company or any Affiliate thereof for inclusion in the documents to be prepared by ANB in connection with the transactions provided for in this Agreement, including without limitation (i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of ANB registering the shares of ANB Common Stock to be offered to the holders of IRBC Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”) and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the “Proxy Statement/Prospectus”), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of ANB or IRBC, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any IRBC Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19 Accounting, Tax and Regulatory Matters. No IRBC Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection 9.1(b).

5.20 Offices. The headquarters of each IRBC Company and each other office, branch or facility maintained and operated by each IRBC Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the IRBC Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

5.21 Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the IRBC Companies, including both hardware and software, (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the IRBC Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of ANB or ANB’s third party provider.

5.22 Intellectual Property. Each of the IRBC Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the IRBC Companies has received any notice of conflict with respect thereto that asserts the rights of others. The IRBC Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the IRBC Companies. Each of the IRBC Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.

5.23 Administration of Trust Accounts. IRBC Bank does not possess and does not exercise trust powers.

5.24 Advisory Fees. IRBC has retained the IRBC Financial Advisor to serve as its financial advisor and, as of the Effective Time, shall incur a liability to the IRBC Financial Advisor in the amount set forth on Schedule 5.24 (the “Advisory Fee”) in connection with the Merger. Other than the IRBC Financial Advisor and the Advisory Fee, neither IRBC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.

5.25 Regulatory Approvals. IRBC knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

5.26 Opinion of Counsel. IRBC has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.2(d).

5.27 Repurchase Agreements; Derivatives Contracts. With respect to all agreements currently outstanding pursuant to which any IRBC Company has purchased securities subject to an agreement to resell, such IRBC Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any IRBC Company has sold securities subject to an agreement to repurchase, no IRBC Company has pledged collateral in excess of the amount of the debt secured thereby. No IRBC Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding. No IRBC Company is a party to, nor has any IRBC Company agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract or agreement, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

5.28 Antitakeover Provisions. The provisions of Section 607.901 and Section 607.902 of the FBCA (formerly Section 607.108 and Section 607.109) do not apply to IRBC or to any other IRBC Company. The IRBC Board has approved the Agreement and the Merger by the affirmative vote of at least two-thirds of the entire Board of Directors of IRBC, precluding the application of Article FIFTH (A) of IRBC’s Articles of Incorporation. Except as described in the preceding sentence and except for state and/or federal bank regulatory change in control Laws, no provisions of an antitakeover nature contained in their respective organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “control share acquisition” or similar Laws (“Takeover Laws”) apply to any IRBC Company, this Agreement or the Merger.

5.29 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of IRBC Bank at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the IRBC Companies set forth in Schedule 5.14(a) and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present or former stockholders who own or owned more than 1% of the IRBC Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.30 Deposits. Except as set forth on Schedule 5.30, none of the deposits of IRBC Bank are “brokered” deposits (i.e., obtained through an intermediary) or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of IRBC Bank represents a deposit of any Affiliate of IRBC.

5.31 Accounting Controls. Each of the IRBC Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable IRBC Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable IRBC Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of each of the IRBC Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

5.32 Deposit Insurance. The deposit accounts of IRBC Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”). IRBC Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

5.33 Registration Obligations. Neither of IRBC or IRBC Bank is under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities laws.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF ANB

ANB hereby represents and warrants to IRBC as follows:

6.1 Organization, Standing and Power. ANB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. ANB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.2 Authority; No Breach By Agreement.

(a) ANB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of ANB. Subject to required regulatory consents, this Agreement represents a legal, valid and binding obligation of ANB, enforceable against ANB in accordance with its terms. No approval or vote of the stockholders of ANB is required under the Restated Certificate of Incorporation or Bylaws of ANB, any provision of Law, the rules and regulations of the NASD, NASDAQ or any exchange upon which any security of ANB is listed or eligible for trading, any Contract or Order to which any ANB Company or their property is subject.

(b) Neither the execution and delivery of this Agreement by ANB, nor the consummation by ANB of the transactions provided for herein, nor compliance by ANB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ANB’s Restated Certificate of Incorporation or Bylaws, or (ii) except as set forth on Schedule 6.2(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ANB Company under, any Contract or Permit of any ANB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or, (iii) subject to receipt of the requisite approvals referred to in subsection 9.1(b) of this Agreement, violate any Law or Order applicable to any ANB Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by ANB of the Merger and the other transactions provided for in this Agreement.

6.3 Capital Stock. The authorized capital stock of ANB, as of the date of this Agreement, consists of (i) 27,500,000 shares of ANB Common Stock, of which 12,819,329 shares are issued and outstanding, and (ii) 100,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of ANB Common Stock are, and all of the shares of ANB Common Stock to be issued in exchange for shares of IRBC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of ANB Common Stock has been, and none of the shares of ANB Common Stock to be issued in exchange for shares of IRBC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of ANB. As of the date hereof, ANB has granted options to purchase no more than 308,332 shares of ANB Common Stock under its various stock plans.

6.4 Reports and Financial Statements. Since January 1, 2000, or the date of organization or acquisition if later, each ANB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the ANB Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2000, except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the ANB Companies, to the Knowledge of any ANB Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any ANB Company, investigation into the business or operations of any ANB Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or any examinations of any ANB Company or any liens in favor of any ANB Company. The ANB Financial Statements included in such reports (excluding call reports), as of the dates thereof and for the periods covered thereby: (i) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the ANB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present, or will present, fairly the consolidated financial position of the ANB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the ANB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material).

6.5 Absence of Undisclosed Liabilities. No ANB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, except Liabilities accrued or reserved against in the consolidated balance sheets of ANB as of June 30, 2003 included in the ANB Financial Statements or reflected in the notes thereto. No ANB Company has incurred or paid any Liability since June 30, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.6 Absence of Certain Changes or Events. Since June 30, 2003 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, including without limitation any change in the administrative or regulatory standing or rating of any Significant ANB Company with any Regulatory Authority, (ii) the ANB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ANB provided in Article 7 of this Agreement, and (iii) to ANB’s Knowledge, no fact or condition exists which ANB believes will cause a Material Adverse Effect on ANB or any Significant ANB Company in the future, subject to changes in general economic or industry conditions.

6.7 Compliance with Laws. ANB is duly registered as a bank holding company under the BHC Act. Each ANB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and there has occurred no Default under any such Permit. None of the ANB Companies:

(a) is in material violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any ANB Company is not, or suggesting that any ANB Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any ANB Company, or suggesting that any ANB Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

6.8 Material Contracts. ANB has filed as an exhibit to its annual report on Form 10-K each Contract required to be so filed under the 1934 Act and the rules and regulations promulgated thereunder. None of the ANB Companies is in Default under any ANB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.9 Legal Proceedings. Except as set forth on Schedule 6.9, there is no Litigation instituted or pending, or, to the Knowledge of ANB, threatened (or unasserted but considered probable of assertion) against any ANB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any ANB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.10 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any ANB Company or any Affiliate thereof to IRBC pursuant to this Agreement, including the Exhibits or Schedules hereto, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to IRBC’s stockholders in connection with the IRBC Stockholders’ Meeting, and any other documents to be filed by an ANB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of IRBC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any ANB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.11 Tax and Regulatory Matters. No ANB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection.

6.12 1934 Act Compliance. The Proxy Statement/Prospectus will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder.

6.13 Regulatory Approvals. ANB knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

6.14 Opinion of Counsel. ANB has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.3(d).

6.15 Accounting Controls. ANB has devised and maintains systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of ANB Board and the duly authorized executive officers of ANB; (ii) all material transactions are recorded as necessary to permit the preparation of the ANB Financial Statements in conformity with GAAP, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of ANB is permitted only in accordance with general or specific authorization of the ANB Board and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Covenants of Both Parties.

(a) Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (iii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of subsections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time, each of ANB and IRBC shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations. Each of ANB and IRBC shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of ANB and IRBC shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of ANB and IRBC shall, and shall cause each of their respective Subsidiaries to, use its commercially reasonable efforts to prevent or promptly respond to same.

7.2 Covenants of IRBC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, IRBC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of ANB, which consent shall not be unreasonably withheld, except for in connection with the actions referenced in sub-sections (ii), (iv) or (v), in which case such consent may be withheld for any reason or no reason:

(i) amend the Articles of Incorporation, Bylaws or other governing instruments of any IRBC Company; or

(ii) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of IRBC Subsidiaries consistent with past practices (which shall include, for IRBC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or, except for encumbrances under the Colonial Line existing as of the date of this Agreement, impose, or suffer the imposition, on any share of stock held by any IRBC Company of any Lien or permit any such Lien to exist; or

(iii) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any IRBC Company, except in connection with the surrender of shares of IRBC Common Stock in payment of the exercise price of outstanding options to purchase IRBC Common Stock or the deemed acquisition of shares upon a “cashless exercise” of any such option, or, except for a dividend of $0.50 per share payable November 17, 2003 to shareholders of record on October 31, 2003, declare or pay any dividend or make any other distribution in respect of IRBC’s capital stock; or

(iv) except for this Agreement and as required upon exercise of any of the IRBC Options, and except for encumbrances under the Colonial Line existing as of the date of this Agreement, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of IRBC Common Stock or any other capital stock of any IRBC Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

(v) adjust, split, combine or reclassify any capital stock of any IRBC Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any IRBC Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

(vi) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) stock of the Federal Home Loan Bank of Atlanta in the ordinary course of business and consistent with past practices; or

(vii) grant any increase in compensation or benefits to the employees or officers of any IRBC Company, except in accordance with past practices with respect to employees and officers; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the IRBC Board prior to the date of this Agreement; except as set forth on Schedule 7.2(vii), enter into or amend any severance agreements with officers of any IRBC Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any IRBC Company; or

(viii) enter into or amend any employment Contract between any IRBC Company and any Person (unless such amendment is required by Law) that the IRBC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time, except for renewals for a period of up to one year of employment agreements that have an expiration date in 2003 and are identified on Schedule 7.2(viii); or

(ix) adopt any new employee benefit plan of any IRBC Company or make any material change in or to any existing employee benefit plans of any IRBC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(x) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(xi) (A) commence any Litigation other than in accordance with past practice, (B) settle any Litigation involving any Liability of any IRBC Company for material money damages or restrictions upon the operations of any IRBC Company, or, (C) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

(xii) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

(xiii) fail to file timely any report required to be filed by it with any Regulatory Authority; or

(xiv) [Intentionally omitted.]

(xv) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any IRBC Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of IRBC or any of its Subsidiaries) of any of the foregoing; or

(xvi) enter into any Contract for services or otherwise (excluding Loans and deposit accounts) with any of the 5% stockholders, directors, officers or employees of any IRBC Company or any member of the immediate family of the foregoing, or any Related Interest (Known to IRBC or any of its Subsidiaries) of any of the foregoing; or

(xvii) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business consistent with past practices or for fair consideration; or

(xviii) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries; or

(xix) except as may be required by applicable Law, change its or any of its Subsidiaries’ lending, investment, liability management and other material banking policies in any material respect; or

(xx) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or

(xxi) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law; or

(xxii) make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any IRBC Company more than an aggregate of $2 million of secured indebtedness or more than $500,000 of unsecured indebtedness; or

(xxiii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with IRBC and IRBC Bank’s past policies; or

(xxiv) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of IRBC with a Designated Representative of ANB), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation; or

(xxv) except for residential real property owned by and reflected on the books of IRBC or IRBC Bank as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (excluding “other real estate owned”) or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000; or

(xxvi) make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000.

7.3 Covenants of ANB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of IRBC, which consent shall not be unreasonably withheld:

(a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

(b) take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ or a national securities exchange; provided, however, that any action or transaction in which the ANB Common Stock is converted into cash or another marketable security that is traded on a national securities exchange shall not be deemed a violation of this Section 7.3(b) if the terms of any such transaction expressly provide in the definitive agreement for the consummation of this transaction in accordance with its terms and treats holders of IRBC Common Stock and IRBC Options in the same manner as they would be treated as holders of the same number of shares of ANB Common Stock or ANB Options into which such IRBC Common Stock and Options would be converted had the Merger been effective prior to the announcement of such other transaction.

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and IRBC shall deliver to ANB copies of all such reports filed by IRBC or its Subsidiaries promptly after the same are filed.

7.6 Acquisition Proposals.

(a) As of the date hereof, IRBC shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the IRBC Stockholders’ Meeting, and without any breach of the terms of this Section 7.6(a), IRBC receives an Acquisition Proposal from any Person that in the good faith judgment of the IRBC Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, IRBC may (x) furnish information (including non-public information) with respect to IRBC to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement between ANB and IRBC dated September 25, 2003, and (y) participate in negotiations with such Person regarding such Acquisition Proposal.

(b) Except as set forth in Section 10.1(k), neither the IRBC Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to ANB, the approval or recommendation by the IRBC Board or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit IRBC or any of its Subsidiaries to enter into any Acquisition Agreement.

(c) IRBC agrees that it and its Subsidiaries shall, and IRBC shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. IRBC agrees that it will notify ANB promptly (but no later than 24 hours) if, to IRBC’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, IRBC, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter IRBC shall keep ANB informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. IRBC also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.7 NASDAQ Qualification. ANB shall, prior to the Effective Time, take all necessary steps to ensure that all ANB Common Stock to be issued in the Merger (including upon the exercise of the ANB Options into which the IRNB Options shall have been converted) is designated as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the SEC.

7.8 Certain Terms of Employment. Prior to the Closing, ANB and IRBC will work together in good faith in an attempt to implement mutually satisfactory post-Closing terms of employment with each of Diana L. Walker, J. Ken Smith, Kitty L. Ruehman and Michelle L. Hepfer.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Regulatory Matters.

(a) ANB shall promptly prepare and file the S-4 Registration Statement with the SEC after the date hereof. IRBC and its counsel, accountants and advisors shall have the right to review and comment upon the Registration Statement, and revisions made in response to such comments, a reasonable period prior to filing. ANB shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. Once the S-4 Registration Statement has been declared effective by the SEC, IRBC shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. ANB shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transaction provided for in this Agreement, and IRBC shall furnish all information concerning IRBC and the holders of IRBC Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, IRBC will promptly inform ANB and cooperate and assist ANB in preparing such amendment or supplement and mailing the same to the stockholders of IRBC. Subject to Section 10.1(k) of this Agreement, the IRBC Board shall recommend that the holders of IRBC Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

(b) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions provided for in this Agreement. ANB and IRBC shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to ANB or

IRBC, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c) ANB and IRBC shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of ANB, IRBC or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.

(d) ANB and IRBC shall promptly furnish each other with copies of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications received by ANB or IRBC, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.

(e) ANB will indemnify and hold harmless IRBC and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse IRBC, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any ANB Company.

(f) IRBC will indemnify and hold harmless ANB and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse ANB, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any IRBC Company.

8.2 Access to Information.

(a) During the period beginning on the date of this Agreement and ending on the sooner to occur of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable notice and subject to applicable Laws relating to the exchange of information, ANB and IRBC shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access to all its properties, books, contracts, commitments and records and, during such period, each of ANB and IRBC shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.

(b) All information furnished by ANB to IRBC or its representatives pursuant hereto shall be treated as the sole property of ANB and, if the Merger shall not occur, IRBC and its representatives shall return to ANB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. IRBC shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in IRBC’s possession prior to the disclosure thereof by ANB; (y) was then generally known to the public; or (z) was disclosed to IRBC by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(c) All information furnished by IRBC or its Subsidiaries to ANB or its representatives pursuant hereto shall be treated as the sole property of IRBC and, if the Merger shall not occur, ANB and its representatives shall return to IRBC all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. ANB shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in ANB’s possession prior to the disclosure thereof by IRBC or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to ANB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

8.3 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of IRBC and ANB shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof.

8.4 IRBC Stockholders’ Meeting. IRBC shall call a meeting of its stockholders (the “IRBC Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the IRBC Stockholders’ Meeting, (a) IRBC shall prepare with the assistance of ANB a notice of meeting; (b) ANB shall furnish all information concerning it that IRBC may reasonably request in connection with conducting the IRBC Stockholders’ Meeting; (c) ANB shall prepare and furnish to IRBC, for printing, copying and distribution to IRBC’s stockholders at IRBC’s expense, the form of the Proxy Statement/Prospectus; (d) IRBC shall furnish all information concerning it that ANB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) subject to Section 10.1(k) of this Agreement, the IRBC Board shall recommend to its stockholders the approval of this Agreement; and (f) IRBC shall use its best efforts to obtain its stockholders’ approval. The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to IRBC’s stockholders. IRBC will use its commercially reasonable efforts to deliver notice of the Stockholders’ Meeting and the Proxy Statement/Prospectus as soon as practicable after the S-4 Registration Statement has been declared effective by the SEC and ANB has delivered the Proxy Statement/Prospectus to IRBC in accordance with sub-section (c) above.

8.5 Certificate of Objections. As soon as practicable (but in no event more than three (3) business days) after the IRBC Stockholders’ Meeting, IRBC shall deliver to ANB a certificate of the Secretary of IRBC containing the names of the stockholders of IRBC that both (a) gave written notice prior to the taking of the vote on this Agreement at the IRBC Stockholders’ Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement (“Certificate of Objections”). The Certificate of Objections shall include the number of shares of IRBC Common Stock held by each such stockholder and the mailing address of each such stockholder.

8.6 Publicity. Neither ANB nor IRBC shall, or shall permit any of their respective Subsidiaries or affiliates to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld. Prior to issuing or publishing any press release or other public announcement or disclosure regarding the transaction contemplated by this Agreement, the releasing party shall provide a copy of the release or announcement to the other Party prior to the issuance, and shall provide a reasonable opportunity for comment. Nothing in this Section 8.6, however, shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or the rules of NASDAQ.

8.7 Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement, including without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of IRBC and the IRBC Companies, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of ANB, the attorneys’ fees and accountants’ fees incurred by IRBC and the IRBC Companies shall not exceed $100,000. Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8 Failure to Close.

(a) ANB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

(b) IRBC expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

8.9 Fairness Opinion. The IRBC Board has engaged The Carson Medlin Company (the “IRBC Financial Advisor”) to act as advisor to the IRBC Board during the transaction and to opine separately as to the fairness from a financial point of view of the Exchange Ratio to the IRBC shareholders. IRBC has received from the IRBC Financial Advisor an opinion that, as of the date hereof, the Exchange Ratio is fair to the shareholders of IRBC from a financial point of view. The fairness opinion shall be updated immediately prior to the mailing of the Proxy Statement/Prospectus and immediately prior to the Closing in order to account for any Material Adverse Effect that may have occurred with regard to ANB.

8.10 Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes.

8.11 Agreement of Affiliates. IRBC has disclosed on Schedule 8.11 each Person whom it reasonably believes is an “affiliate” of IRBC for purposes of Rule 145 under the 1933 Act. IRBC shall cause each such Person to deliver to ANB not later than 30 days after the date of this Agreement a written agreement, substantially in the form of Exhibit A providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of IRBC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of ANB Common Stock to be received by such Person upon consummation of the Merger, except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and ANB shall be entitled to place restrictive legends upon certificates for shares of ANB Common Stock issued to affiliates of IRBC pursuant to this Agreement to enforce the provisions of this Section 8.11). ANB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of ANB Common Stock by such affiliates.

8.12 Environmental Audit; Title Policy; Survey.

(a) At the election of ANB, IRBC will procure and deliver, at ANB’s expense, with respect to each parcel of real property that any of the IRBC Companies owns, leases, subleases or is obligated to purchase, at least thirty (30) days prior to the Effective Time, whatever environmental audits as ANB may request, which audits shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to ANB. The results of such environmental audits shall not give rise to any right of termination on the part of ANB except to the extent that such results give rise to a termination right under Section 10.1.

(b) At the election of ANB, IRBC will, at ANB’s expense, with respect to each parcel of real property that IRBC or IRBC Bank owns, leases, subleases or is obligated to purchase, procure and deliver to ANB, at least thirty (30) days prior to the Effective Time, a commitment to issue title insurance in such amounts and by such insurance company reasonably acceptable to ANB, which policy shall be free of all material Liens and exceptions to ANB’s reasonable satisfaction. The inability to obtain such policies shall not give rise to any right of termination on the part of ANB except to the extent that such results give rise to a termination right under Section 10.1.

(c) At the election of ANB, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to subsection (b) above, IRBC, at ANB’s expense, will procure and deliver to ANB at least thirty (30) days prior to the Effective Time, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to ANB, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time. In addition, IRBC shall deliver to ANB a complete legal description for each parcel of real estate or interest owned, leased or subleased by any IRBC Company or in which any IRBC Company has any ownership or leasehold interest. Such surveys shall not give rise to any right of termination on the part of ANB except to the extent that such surveys give rise to a termination right under Section 10.1.

8.13 Compliance Matters. Prior to the Effective Time, IRBC shall take, or cause to be taken, all commercially reasonable steps requested by ANB to cure any deficiencies in regulatory compliance by IRBC or IRBC Bank; provided, however, that ANB shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to IRBC, and shall not have any liability resulting from such deficiencies or attempts to cure them.

8.14 Conforming Accounting and Reserve Policies. At the request of ANB, IRBC shall immediately prior to Closing establish and take such charge offs, reserves and accruals as ANB reasonably shall request to conform IRBC Bank’s loan, accrual, capital, reserve and other accounting policies to the policies of ANB (collectively, the “Conforming Adjustments”).

8.15 Notice of Deadlines. Schedule 8.15 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which IRBC or IRBC Bank is a party.

8.16 Fixed Asset Inventory. At ANB’s request, at least thirty (30) days prior to the Effective Time, IRBC shall take, or shall cause to be taken, an inventory of all fixed assets of the IRBC Companies to verify the presence of all items listed on their respective depreciation schedules, and IRBC shall allow ANB’s representatives, at the election of ANB, to participate in or be present for such inventory and shall deliver to ANB copies of all records and reports produced in connection with such inventory.

8.17 IRBC 401(k) Plan. Prior to the Effective Time, IRBC shall take all steps that, in the reasonable determination of ANB, are necessary or advisable to terminate the IRBC 401(k) Plan effective immediately prior to the Effective Time. Participants will become 100% vested in the IRBC 401(k) Plan upon such termination. Upon the Effective Time, the employees of the IRBC Companies who were eligible to participate in the IRBC 401(k) Plan will be eligible to participate in ANB’s 401(k) plan and will be granted credit for their service with IRBC Companies for purposes of participation and vesting in ANB’s 401(k) Plan.

8.18 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time, ANB shall indemnify (including advancement of expenses), defend and hold harmless each director, executive officer or employee of IRBC prior to the Effective Time (an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including without limitation the transactions provided for in this Agreement) to the extent required under the articles of incorporation and bylaws of IRBC as in effect on the date of this Agreement, subject to the limitations of applicable Law, including without limitation Section 607.0850 of the FBCA.

(b) Any Indemnified Party wishing to claim indemnification under Section 8.18(a) above upon learning of any such liability or litigation, shall promptly notify ANB thereof. In the event of any such litigation (whether arising before or after the Effective Time), (i) ANB shall have the right to assume the defense thereof, and ANB shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if ANB elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between ANB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and ANB shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties; provided, that ANB shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such litigation; and (iii) ANB shall not be liable for any settlement effected without its prior written consent; and provided further, that ANB shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner provided for herein is prohibited by applicable Law.

(c) Nothing contained in this Section 8.18 shall be construed to limit any right of indemnification which any Indemnified Party has under any provision of the articles of incorporation or bylaws of IRNB, any policy of insurance maintained by IRNB, or any Contract that is specifically identified in the Schedules to this Agreement as containing such provisions.

(d) ANB shall use commercially reasonable efforts to maintain in effect for a period of three (3) years after the Effective Time IRBC’s existing directors’ and officers’ liability insurance policy, provided that ANB may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions (excluding deductibles) which are substantially no less advantageous to IRNB’s officers and directors or (ii) with the consent of IRBC (given prior to the Effective Time) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that in no event shall ANB be obligated to make aggregate premium payments for such three (3) year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to IRBC’s directors and officers, 200% of the highest annual premium payments during the last three (3) years on IRBC’s current policy (as in effect as of the date of this Agreement) multiplied by three (3) (the “Maximum Amount”). If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, ANB shall use commercially reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium not exceeding the Maximum Amount.

8.19 Assumption of Trust Preferred Obligations. ANB acknowledges that the Trust holds Floating Rate Junior Subordinated Debentures (“Debentures”) issued by IRBC pursuant to an Indenture (the “Indenture”) between IRBC and Wells Fargo Bank, National Association, as trustee (the “Trustee”), dated as of September 30, 2002 and has issued Floating Rate Trust Preferred Securities (the “Trust Preferred”). Subject to the provisions of this Agreement, ANB shall upon the Effective Time expressly assume all of IRBC’s obligations under the Indenture (including, without limitation, being substituted for IRBC) and execute any and all documents, instruments and agreements, including any supplemental indentures, required by the Indenture, the Debentures or the Trust Preferred and thereafter shall perform all of IRBC’s obligations with respect to the Debentures and the Trust Preferred (the “Trust Preferred Assumption”). IRBC

shall use commercially reasonable efforts to obtain the Consent of the Trustee to any supplemental indenture or other document, instrument or agreement required to evidence such assumption by ANB, and ANB shall cooperate in good faith with such efforts. In addition, IRBC shall use commercially reasonable efforts to obtain the Consents of all necessary parties as required by the Indenture to a supplemental indenture to the Indenture that shall expressly state that the Debentures shall be pari passu to ANB’s outstanding trust preferred related debentures in all respects (the “Pari Passu Supplemental Indenture”), and ANB shall cooperate in good faith with such efforts. If IRBC is unable to obtain such Consent to the Pari Passu Supplemental Indenture from such necessary parties after using its commercially reasonable efforts, then ANB shall use its commercially reasonable efforts to obtain Consents to the Trust Preferred Assumption from all necessary parties as required by the indentures governing ANB’s trust preferred related debentures under such circumstances, and IRBC shall cooperate in good faith with such efforts.

8.20 IRBC Bank. As a result of the Merger, IRBC Bank will become a wholly-owned subsidiary of ANB. It is ANB’s intention that, in addition to one or more officers of ANB, the incumbent board of directors of IRBC Bank will remain in place after the Effective Time, subject to each board member’s continued willingness to serve on this board, annual re-election, shareholders’ rights to appoint and remove directors, and the requirements of applicable Law and IRBC Bank’s articles of association and bylaws. It is further ANB’s intention that IRBC Bank will be operated as a separate subsidiary of ANB pursuant to IRBC Bank’s current charter and that the continued operations of IRBC Bank will be managed and operated consistent with ANB’s operating philosophy for all banking subsidiaries, subject to ANB’s continued attainment of its desired economic results. If ANB’s operating needs or philosophy require future changes at IRBC Bank, ANB will consider such issues in a deliberate manner and will make such changes as ANB deems appropriate at that time.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

(a) Stockholder Approval. The stockholders of IRBC shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and IRBC shall have furnished to ANB certified copies of resolutions duly adopted by its stockholders evidencing same.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

(d) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the ANB Board or the IRBC Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e) Tax Opinion. IRBC and ANB shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of IRBC Common Stock for ANB Common Stock will not give rise to gain or loss to the stockholders of IRBC with respect to such exchange (except to the extent of any cash received), and (iii) neither IRBC nor ANB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). In rendering such Tax Opinion, counsel for ANB shall be entitled to rely upon representations of officers of IRBC and ANB reasonably satisfactory in form and substance to such counsel.

(f) S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC. ANB shall have received all state securities Laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the ANB Common Stock pursuant to the terms of this Agreement.

9.2 Conditions to Obligations of ANB. The obligations of ANB to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by ANB pursuant to subsection 11.4(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of IRBC set forth or referred to in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of IRBC to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. IRBC shall have delivered to ANB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to ANB’s obligations set forth in subsections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the IRBC Board and the IRBC stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as ANB and its counsel shall request.

(d) Opinion of Counsel. IRBC shall have delivered to ANB an opinion of Kennedy, Baris & Lundy, L.L.P., counsel to IRBC, dated as of the Closing, in substantially the form of Exhibit B hereto.

(e) Net Worth and Capital Requirements. Immediately prior to the Effective Time, IRBC and IRBC Bank shall have a minimum net worth of $35 million and $34.5 million, respectively. For purposes of this Section 9.2(e), “net worth” shall mean, without regard to the Conforming Adjustments, the sum of the amounts set forth on the balance sheet as stockholders’ equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), less the sum of (a) any amounts at which shares of capital stock of such person appear on the asset side of the balance sheet and (b) any amounts due from or owed by any Subsidiary thereof; provided, however, that unrealized gains or losses on securities classified as “available for sale” shall be disregarded for purposes of calculating “net worth.”

(f) Comfort Letter. ANB shall have received from Hacker, Johnson & Smith, P.A., independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of IRBC as ANB may reasonably request.

(g) Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of ANB in its sole discretion.

(h) Matters Relating to 280G Taxes. ANB shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that IRBC shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any Employment Agreements, Change in Control Agreements, IRBC Benefit Plans, or similar arrangements between a IRBC Company and any officers, directors, or employees thereof.

(i) Matters Relating to Employment Agreements. (i) ANB shall have received documentation reasonably satisfactory to ANB that the Employment Agreements with Paul A. Beindorf, Jeffrey R. Morton and Phillip Tasker shall be terminated as of the Effective Time without any penalty, fee or cost to ANB or any IRBC Company; and (ii) each of such individuals shall have entered into a new Employment Agreement with ANB in substantially the form of Exhibit C-1, Exhibit C-2 or Exhibit C-3, as the case may be.

(j) Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any IRBC Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any IRBC Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of ANB, restricts or impairs the conduct of such IRBC Company’s business or future prospects.

(k) Absence of Adverse Facts. There shall have been no determination by ANB in good faith that any fact, event or condition exists or has occurred that, in the judgment of ANB, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, IRBC or IRBC Bank or the consummation of the transactions provided for in this Agreement, (b) would be of such significance with respect to the business or economic benefits expected to be obtained by ANB pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (c) would be materially adverse to the interests of ANB on a consolidated basis or (d) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

(l) Consents Under Agreements.

(1) IRBC shall have obtained the Consents set forth on Schedule 5.4(g) and as described in Section 8.19 with respect to the Debentures and the Trust Preferred, including, without limitation, the Consents necessary to the Pari Passu Supplemental Indenture. If such Consents are not obtained by IRBC, then all necessary third parties (as required by the indentures governing ANB’s trust preferred related debentures) shall have consented to the Trust Preferred Assumption as described in the last sentence of Section 8.19; provided, however, that ANB will not terminate the Agreement based solely on the non-fulfillment of the conditions in this Section 9.2(l) unless, in the reasonable opinion of ANB, consummation of the Merger would result, or would likely result, in (i) acceleration of any of the obligations under the Trust Preferred, the Debentures, the Indenture and/or the indentures governing ANB’s trust preferred related debentures that would exceed $25 million in the aggregate; or (ii) penalties, whether in the form of charges, interest or otherwise, in excess of $500,000 in the aggregate; or (iii) a Material Adverse Effect on ANB. For purposes of this Section 9.2(l)(1), neither (x) ANB’s payment of $25 million or less, in and of itself, resulting from the acceleration of any of the obligations under the Trust Preferred, the Debentures, the Indenture and/or the indentures governing ANB’s trust preferred related debentures, nor (y) ANB’s payment of $500,000 or less in penalties (whether in the form of charges, interest or otherwise), in and of itself, in connection with the Debentures, the Indenture, the Trust Preferred and/or the indentures governing ANB’s trust preferred related debentures shall constitute a Material Adverse Effect on ANB.

(2) IRBC shall have obtained all other consents or approvals of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by IRBC Bank or any other IRBC Subsidiary of, as the case may be, any obligation, right or interest of IRBC, IRBC Bank or such IRBC Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of ANB, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and IRBC Bank or the IRBC Subsidiary at issue.

(m) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of ANB, any material adverse requirement upon ANB or any ANB Subsidiary, including without limitation any requirement that ANB sell or dispose of any significant amount of the assets of IRBC, IRBC Bank and their respective subsidiaries, or any other ANB Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of IRBC or any ANB Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

(n) Certification of Claims. IRBC shall have delivered a certificate to ANB that IRBC is not aware of any pending, threatened or potential claim against the directors or officers of IRBC or IRBC Bank or under the directors and officers insurance policy or the fidelity bond coverage of IRBC or any IRBC Company.

(o) Loan Portfolio. There shall not have been any material increase in the Loans described in Schedule 5.9(a).

(p) IRBC 401(k) Plan. ANB shall have received such evidence and documentation as it shall have reasonably requested to effectuate the termination of the IRBC 401(k) Plan, as set forth in Section 8.17 of this Agreement.

(q) Financial Subsidiaries. IRBC shall have taken any and all reasonably necessary steps, and obtained all required Consents from Regulatory Authorities, such that each of the IRBC Insurance Agencies shall have become a wholly-owned “financial subsidiary” of IRBC Bank.

(r) Colonial Line. Without any penalty or other cost or expense to ANB, IRBC shall have paid off in full and terminated the Colonial Line, and all Liens and collateral for such loan, including without limitation all shares of capital stock of IRBC Bank, shall have been released in full.

9.3 Conditions to Obligations of IRBC. The obligations of IRBC to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by IRBC pursuant to subsection 11.4(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of ANB set forth or referred to in this Agreement and in any certificate of document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of ANB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. ANB shall have delivered to IRBC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to IRBC’s obligations set forth in subsections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the ANB Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as IRBC and its counsel shall request.

(d) Opinion of Counsel. ANB shall have delivered to IRBC an opinion of Maynard, Cooper & Gale, P.C., counsel to ANB, dated as of the Effective Time, in substantially the form of Exhibit D hereto.

(e) Comfort Letter. IRBC shall have received from PricewaterhouseCoopers, LLP, independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of ANB as IRBC may reasonably request.

(f) Fairness Opinion. IRBC shall have received from the IRBC Financial Advisor the fairness opinion described in Section 8.9, dated prior to or as of the date the Proxy Statement/Prospectus is delivered to IRBC’s stockholders in connection with the solicitation of their approval of the Merger, stating that the Exchange Ratio provided for in this Agreement and recommended by IRBC to its stockholders is fair to IRBC and its stockholders from a financial point of view and such fairness opinion shall not have been withdrawn by the IRBC Financial Advisor as of the Effective Time.

(g) ANB Common Stock. The ANB Common Stock to be issued in the Merger shall have been qualified as a NASDAQ “national market system security” pursuant to Section 7.7 hereof.

(h) Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any ANB Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, or (ii) issued, or required any ANB Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of IRBC, restricts or impairs the conduct of such ANB Company’s business or future prospects.

(i) Trust Preferred. ANB shall have assumed the Trust Preferred and the Indenture in accordance with the provisions of Section 8.19 hereof.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of IRBC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the ANB Board and the IRBC Board; or

(b) by the ANB Board or the IRBC Board in the event of an inaccuracy of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c) by the ANB Board or the IRBC Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d) by the ANB Board or the IRBC Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of IRBC fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at its Stockholders’ Meeting where the transactions are presented to such IRBC stockholders for approval and voted upon; or

(e) by the ANB Board, if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to IRBC, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to IRBC, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by IRBC of notice in writing from ANB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f) by the IRBC Board, if (i) there shall have occurred any Material Adverse Effect with respect to ANB, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to ANB, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by ANB of notice in writing from IRBC specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g) by the ANB Board or the IRBC Board if the Merger shall not have been consummated by June 30, 2004, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or

(h) by the ANB Board or the IRBC Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating party; or

(i) by the ANB Board if the holders of in excess of five percent (5%) of the outstanding shares of IRBC Common Stock properly assert their dissenters’ rights of appraisal pursuant to the Dissenter Provisions; or

(j) by the ANB Board if (i) the IRBC Board shall have withdrawn, or adversely modified, or failed upon ANB’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the IRBC Board shall have approved or recommended to the stockholders of IRBC that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) IRBC fails to call the IRBC Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than IRBC or an Affiliate of IRBC) or group becomes the beneficial owner of 50% or more of the outstanding shares of IRBC Common Stock; or

(k) by the IRBC Board if (i) the IRBC Board authorizes IRBC, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and IRBC notifies ANB in writing that it intends to enter into such an agreement, (ii) ANB does not make, within 3 business days of the receipt of IRBC’s written notification of its intent to enter into a definitive agreement for a Superior Proposal, an offer that the IRBC Board determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of IRBC as the Superior Proposal, and (iii) IRBC makes the payment required by Section 10.2(b). IRBC agrees (x) that it will not enter into a definitive agreement referred to in clause (i) above until at least the fifth business day after it has provided the notice to ANB required thereby, and (y) to notify ANB promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification.

10.2 Effect of Termination.

(a) In the event of a termination of this Agreement by either the ANB Board or the IRBC Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of ANB or IRBC or their respective officers or directors, except that this Section 10.2 and Article 11 and Sections 8.2 and 8.7 of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful or breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

(b) In the even that this Agreement is terminated (i) by the ANB Board pursuant to Section 10.1(j) or (ii) by the IRBC Board pursuant to Section 10.1(k), then IRBC shall, in the case of clause (i), one business day after the date of such termination or, in the case of clause (ii), on the date of such termination, pay to ANB, by wire transfer of immediately available funds, the amount of $2,000,000 (the “Termination Fee”).

(c) In the event that (i) after the date hereof an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by IRBC stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to IRBC and thereafter this Agreement is terminated by the ANB Board or the IRBC Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine months of such termination IRBC enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal, then IRBC shall, upon the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay to ANB, by wire transfer of immediately available funds, the Termination Fee. For purposes of this Section 10.2(c) the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

(d) IRBC acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, ANB would not enter into this Agreement; accordingly, if IRBC fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, ANB commences a suit which results in a judgment for any of the Termination Fee, IRBC shall pay ANB its costs and expenses (including attorneys’ fees) in connection with such suit.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Agreement” shall have the meaning provided in Section 7.6(a) of this Agreement.

“Acquisition Proposal,” with respect to IRBC, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving IRBC or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, Assets or deposits of, IRBC or any of its Subsidiaries, including a plan of liquidation of IRBC or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Act” shall mean the Federal Deposit Insurance Act.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Additional Optional Cash Consideration” shall have the meaning provided in Section 3.1(b) of this Agreement.

“Advisory Fees” shall have the meaning provided in Section 5.24 of this Agreement.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“ANB” shall mean Alabama National BanCorporation, a Delaware corporation.

“ANB Board” shall mean the Board of Directors of ANB.

“ANB Common Stock” shall mean the $1.00 par value common stock of ANB.

“ANB Companies” shall mean, collectively, ANB and all ANB Subsidiaries.

“ANB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of ANB as of December 31, 2002, 2001 and 2000, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by ANB to IRBC, and (ii) the consolidated balance sheets of ANB (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) delivered by ANB to IRBC with respect to periods ended subsequent to December 31, 2002.

“ANB Option” shall have the meaning given to such term in Section 3.1(d) hereof.

“ANB Subsidiaries” shall mean the Subsidiaries of ANB.

“Articles of Merger” shall mean the Articles of Merger to be signed by ANB and IRBC and filed with the Secretary of State of Florida relating to the Merger as contemplated by Section 1.1 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Quoted Price” shall mean the price derived by adding the averages of the high and low sales price of one share of ANB Common Stock as reported on NASDAQ on each of the ten (10) consecutive trading days ending on the fifth business day prior to the Effective Time, and dividing such sum by ten (10).

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Book of Business” shall have the meaning provided in Section 5.4(e) of this Agreement.

“Cash Election Shares” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Certificate of Objections” shall have the meaning provided in Section 8.5 of this Agreement.

“Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Colonial Line” shall mean the Company’s Revolving Loan Agreement with Colonial Bank, dated July 11, 2002 and related Pledge Agreement and Promissory Note.

“Conforming Adjustments” shall have the meaning provided in Section 8.14 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Cutoff” shall have the meaning provided in Section 4.2 of this Agreement.

“Debentures” shall have the meaning provided in Section 8.19 of this Agreement.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Designated Representative”

(a) with respect to IRBC shall mean Paul A. Beindorf and/or Griffin Greene; and

(b) with respect to ANB shall mean John H. Holcomb, III, William E. Matthews, V and/or Richard Murray, IV.

“Disqualification,” when used in reference to any director or nominee for director of ANB, shall mean the occurrence of any of the following events (i) the director or nominee shall be prohibited by Law, Order or otherwise from serving on the ANB Board, (ii) the director or nominee shall have been convicted of any felony, (iii) the director or nominee shall file (or any entity of which such director or nominee shall have been an executive officer or controlling person within the two years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or the director or nominee shall become (or any entity of which the director or nominee shall have been an executive officer or controlling person within two years prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 90 days, (iv) the director or nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(2)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws, (v) the director or nominee shall have been removed from the ANB Board by the stockholders of ANB without the encouragement or recommendation of ANB, (vi) the members of ANB’s nominating committee shall have concluded in good faith that nominating such individual would constitute a breach of their fiduciary duties, or (vii) the director or nominee shall have resigned or retired from the ANB Board.

“Dissenter Provisions” shall have the meaning provided in Section 3.4 of this Agreement.

“Dollar Equivalent Per Share Consideration” shall have the meaning provided in Section 3.1(b) of this Agreement.

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

“Election Deadline” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Election Form” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning provided in Section 5.14(c) of this Agreement.

“Exchange Agent” shall mean SunTrust Bank, Atlanta, Georgia.

“Exchange Ratio” shall have the meaning given such term in Section 3.1(b) hereof.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Incumbent Directors” shall have the meaning set forth in Section 2.3 of this Agreement.

“Indemnified Party” shall have the meaning provided in Section 8.18(a) of this Agreement.

“Indenture” shall have the meaning provided in Section 8.19 of this Agreement.

“IRBC” shall mean Indian River Banking Company, a Florida corporation.

“IRBC Allowance” shall have the meaning provided for in Section 5.9(a) of this Agreement.

“IRBC Bank” shall mean Indian River National Bank, a national banking association.

“IRBC Benefit Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“IRBC Board” shall mean the Board of Directors of IRBC.

“IRBC Call Reports” shall mean (i) the Reports of Income and Condition of IRBC Bank for the years ended December 31, 2002 and 2001, as filed with the FDIC; (ii) the Reports of Income and Condition of IRBC Bank filed by IRBC Bank with respect to periods ended subsequent to December 31, 2002; and (iii) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, filed by IRBC with respect to periods ended subsequent to December 31, 2002.

“IRBC Certificate” shall have the meaning provided in Section 4.2 of this Agreement.

“IRBC Common Stock” shall mean the $1.00 par value voting common stock of IRBC.

“IRBC Companies” shall mean, collectively, IRBC and all IRBC Subsidiaries.

“IRBC Contracts” shall have the meaning set forth in Section 5.15 of this Agreement.

“IRBC ERISA Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“IRBC Financial Advisor” shall have the meaning set forth in Section 8.9 of this Agreement.

“IRBC Financial Statements” shall mean (i) the balance sheets (including related notes and schedules, if any) of IRBC as of December 31, 2002, 2001 and 2000, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by IRBC to ANB, and (ii) the consolidated balance sheets of IRBC (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) delivered by IRBC to ANB with respect to periods ended subsequent to December 31, 2002.

“IRBC Insurance Agencies” shall have the meaning provided in Section 5.4(e) of this Agreement.

“IRBC Option” shall have the meaning provided in Section 3.1(d) of this Agreement.

“IRBC Pension Plan” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“IRBC Stock Option Plans” shall mean the Indian River Banking Company 1995 Stock Option and Incentive Plan, the Indian River Banking Company 1999 Stock Option Plan, and the Indian River Banking Company 1999 Director Fee Stock Option Plan.

“IRBC Stockholders’ Meeting” shall mean the meeting of the stockholders of IRBC to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“IRBC Subsidiaries” shall mean the Subsidiaries of IRBC, which shall include the IRBC Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of IRBC in the future and owned by IRBC at the Effective Time.

“IRBC Title” shall mean Indian River Title Company, LLC.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“IRNB Insurance” shall mean IRNB Insurance Services, LLC.

“Knowledge” as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Litigation Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Loans” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Mailing Date” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations or business of such Party and its

Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that “material adverse impact” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and (z) the Merger or the announcement of the Merger on the operating performance of the Parties. Not in limitation of the foregoing, no Material Adverse Effect on IRBC or any IRBC Company shall exist as a result of any impact or effect on such entity resulting from the Conforming Adjustments.

“Maximum Amount” shall have the meaning provided in Section 8.18(d) of this Agreement.

“Maximum Cash Amount” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Merger” shall mean the merger of IRBC with and into ANB referred to in the Preamble of this Agreement.

“Minimum Dollar Equivalent Per Share Consideration” shall have the meaning provided in Section 3.1(b) of this Agreement.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“NASDAQ” shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

“No Election Shares” shall have the meaning provided in Section 3.1(c) of this Agreement.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“OREO Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean either IRBC or ANB, and “Parties” shall mean both IRBC and ANB.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Per Share Cash Consideration” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Potential Cash Payments” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.18 of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“Related Interest” shall have the meaning set forth in Section 5.15 of this Agreement.

“S-4 Registration Statement” shall have the meaning set forth in Section 5.18 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Significant ANB Company” shall mean any ANB Company which as of December 31, 2002, represented or held more than 10% of the consolidated assets of ANB, or provided in 2002 more than 10% of the consolidated revenue or income of ANB.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal which the IRBC Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, ANB agreeing that the IRBC Financial Advisor is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving IRBC and not its Subsidiaries.

“Surviving Corporation” shall mean ANB as the surviving corporation in the Merger.

“Takeover Laws” shall have the meaning set forth in Section 5.28 of this Agreement.

“Tax Opinion” shall have the meaning set forth in Section 9.1(e) of this Agreement.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

“Termination Fee” shall have the meaning set forth in Section 10.2(b) of this Agreement.

“Trust” shall have the meaning provided in Section 5.4(b) of this Agreement.

“Trust Preferred” shall have the meaning provided in Section 8.19 of this Agreement.

11.2 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of IRBC Common Stock, there shall be made no amendment that pursuant to applicable Law requires further approval by the IRBC stockholders without the further approval of the IRBC stockholders.

11.4 Waivers.

(a) Prior to or at the Effective Time, ANB, acting through the ANB Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by IRBC, to waive or extend the time for the compliance or fulfillment by IRBC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ANB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ANB. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that ANB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b) Prior to or at the Effective Time, IRBC, acting through the IRBC Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ANB, to waive or extend the time for the compliance or fulfillment by ANB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of IRBC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of IRBC. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that IRBC and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5 Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to IRBC, then to:	Indian River Banking Company
958 20th Place
Vero Beach, Florida 32960
Telecopy Number: (561) 569-9200

Attention: Paul A. Beindorf

with a copy to:	Kennedy, Baris & Lundy, L.L.P.
Suite P-15
4701 Sangamore Road
Bethesda, Maryland 20816
Telecopy Number: (301) 229-2443

Attention: David H. Baris, Esq.

If to ANB, then to:	Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203
Telecopy Number: (205) 583-3275

	Attention:	Mr. John H. Holcomb, III,
Chief Executive Officer

with a copy to:	Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 AmSouth/Harbert Plaza
Birmingham, Alabama 35203
Telecopy Number: (205) 254-1999

	Attention:	Mark L. Drew, Esq.
John P. Dulin, Jr., Esq.

11.7 Brokers and Finders. Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by IRBC or ANB, each of IRBC and ANB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

11.10 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are for reference purposes only and are not part of this Agreement.

11.11 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13 Construction of Terms. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14 Schedules. The disclosures in the Schedules to this Agreement, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

11.15 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

11.16 No Third Party Beneficiaries. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.

INDIAN RIVER BANKING COMPANY
Attest:

By:	/s/ Diana L. Walker	By:	/s/ Paul A. Beindorf
	Diana L. Walker		Paul A. Beindorf
	Its: Secretary	Its:	Chief Executive Officer

[CORPORATE SEAL]

ALABAMA NATIONAL BANCORPORATION
Attest:

By:	/s/ Kimberly Moore	By:	/s/ Richard Murray, IV
	Kimberly Moore		Richard Murray, IV
	Its: Secretary	Its:	President

[CORPORATE SEAL]

Exhibit A

Form of Rule 145 Agreement

                    , 200

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Ladies and Gentlemen:

The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an “affiliate” of Indian River Banking Company, a Florida corporation (“IRBC”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of October 22, 2003 (the “Merger Agreement”), executed by IRBC and Alabama National BanCorporation, a Delaware corporation (“ANB”), IRBC will be merged with and into ANB (the “Merger”).

As a result of the Merger, the undersigned will receive shares of common stock, par value $1.00 per share, of ANB (such shares received by the undersigned as a result of the Merger are hereinafter referred to as the “ANB Securities”) in exchange for any shares of common stock of IRBC owned by the undersigned.

ANB agrees, for a period of two years after the effective date of the Merger or for such shorter period as either ANB is subject to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the restrictions of Rule 145(d) are applicable to the Shares, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act so that the public information provisions of Rule 145(d) promulgated by the SEC, as the same are presently in effect, are satisfied such that Rule 145(d) may be available to the undersigned in the event the undersigned desires to transfer any of the Shares.

The undersigned represents, warrants and covenants to ANB that:

(a) The undersigned shall not make any sale, transfer or other disposition of the ANB Securities in violation of the Act or the Rules and Regulations.

(b) The undersigned has carefully read this agreement and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of ANB Securities, to the extent the undersigned has considered necessary, with the undersigned’s counsel or counsel for IRBC.

(c) The undersigned has been advised that the issuance of ANB Securities to the undersigned pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger was submitted for a vote of the shareholders of IRBC, the undersigned may be deemed to have been an affiliate of IRBC and the distribution by the undersigned of the ANB Securities has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of ANB Securities issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act (as hereafter amended, “Rule 145”), or (iii) ANB has received an opinion of counsel reasonably acceptable to ANB (or other evidence reasonably acceptable to ANB) that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) The undersigned understands that ANB is under no obligation to register the sale, transfer or other disposition of the ANB Securities by the undersigned or on the undersigned’s behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) The undersigned also understands that stop transfer instructions will be given to ANB’s transfer agent with respect to the ANB Securities and that there will be placed on the certificates for the ANB Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED , 2003, BETWEEN THE REGISTERED HOLDER HEREOF AND ALABAMA NATIONAL BANCORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ALABAMA NATIONAL BANCORPORATION.”

(f) The undersigned also understands that unless the transfer by the undersigned of the undersigned’s ANB Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, ANB reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

(g) It is understood and agreed that at the request of the undersigned the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend and the related stop transfer instructions will be lifted forthwith, at such time as (i) the undersigned is not an affiliate of ANB and a period of at least one year (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger, provided that ANB meets the requirements of paragraph (c) of Rule 144 under the Act at such time, (ii) the undersigned is not, and has not been for at least three months, an affiliate of ANB, and a period of at least two years (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger or (iii) ANB shall have received an opinion of counsel or other evidence, in each case reasonably acceptable to ANB, that such legend and stop transfer instructions are not required for purposes of the Act.

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of IRBC as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

[signature]

[typed or printed name]

Agreed and Accepted this              day of             , 200     by

ALABAMA NATIONAL BANCORPORATION

By:

Name:

Title:

Exhibit B

Form of Opinion of Kennedy, Baris & Lundy, L.L.P.

[Letterhead of Kennedy, Baris & Lundy, L.L.P.]

[                    ], 200[    ]

BY HAND DELIVERY

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Attn: Chairman

Re: Merger of Indian River Banking Company and Alabama National BanCorporation

Gentlemen:

We have acted as counsel to Indian River Banking Company (“IRBC”), a Florida corporation, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 22, 2003 (the “Agreement”), by and between IRBC and Alabama National BanCorporation (“ANB”). We render this opinion pursuant to Section 9.2(d) of the Agreement. Capitalized terms not otherwise defined in this letter have the definitions set forth in the Agreement.

[Mutually agreeable, customary assumptions and qualifications to be inserted.]

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. IRBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on the business in which it is engaged, as described in the Proxy Statement/Prospectus, and to own the properties owned by it.

2. IRBC Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States, with full corporate power and authority to carry on the business in which it is engaged, as described in the Proxy Statement/Prospectus, and to own the properties owned by it.

3. IRNB Insurance is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on the business in which it is engaged, as described in the Proxy Statement/Prospectus, and to own the properties owned by it.

4. IRBC Title is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on the business in which it is engaged, as described in the Proxy Statement/Prospectus, and to own the properties owned by it.

5. The execution and delivery of the Agreement by IRBC, and IRBC’s compliance with its terms, do not and will not violate any provision of the Articles of Incorporation or Bylaws of IRBC. To our knowledge but without any independent investigation, the execution and delivery of the Agreement, and compliance with its terms, do not and will not result in any breach of or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any IRBC Company is a party or by which any IRBC Company is bound.

6. In accordance with the Bylaws of IRBC and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly approved by the Board of Directors of IRBC and by the holders of at least a majority of the outstanding shares of IRBC at the IRBC Stockholders’ Meeting.

7. The Agreement has been duly and validly executed and delivered by IRBC. Assuming valid authorization, execution and delivery by ANB, the Agreement is a binding obligation of IRBC, enforceable against IRBC in accordance with its terms.

8. The authorized capital stock of IRBC consists of 10,000,000 shares of IRBC Common Stock, of which [                            ] shares are issued and outstanding. The shares of IRBC Common Stock that are issued and outstanding were to our knowledge not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable. There are currently outstanding options with the right to purchase a total of [                    ] shares of IRBC Common Stock. To our knowledge, except as set forth in Section 5.3(a) of the Agreement, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating IRBC to issue any equity securities or acquire any of its equity securities.

9. The authorized capital stock of IRBC Bank consists of 250,000 shares of common stock, of which 220,683 shares are issued and outstanding. IRBC owns all of the issued and outstanding shares of capital stock of IRBC Bank, free and clean of any Liens. The shares of common stock that are issued and outstanding were to our knowledge not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable. To our knowledge, except as set forth in Section 5.4(b) of the Agreement, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating IRBC Bank to issue any equity securities or acquire any of its equity securities.

10. The outstanding membership interests of IRNB Insurance consist of [                    ] membership interests. IRBC owns all of the issued and outstanding membership interests of IRNB Insurance, free and clean of any Liens. The outstanding membership interests were to our knowledge not issued in violation of any statutory preemptive rights of members. The outstanding membership interests represent all of the membership interests of IRNB Insurance outstanding. To our knowledge, except as set forth in Section 5.4(b) of the Agreement, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating IRNB Insurance to issue any equity securities or acquire any of its equity securities.

11. The outstanding membership interests of IRBC Title consist of [                    ] membership interests. IRBC owns all of the issued and outstanding membership interests of IRBC Title, free and clean of any Liens. The outstanding membership interests were to our knowledge not issued in violation of any statutory preemptive rights of members. The outstanding membership interests represent all of the membership interests of IRBC Title outstanding. To our knowledge, except as set forth in Section 5.4(b) of the Agreement, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating IRBC Title to issue any equity securities or acquire any of its equity securities.

Very truly yours,

KENNEDY, BARIS & LUNDY, L.L.P.

By:

Exhibit C-1

(Paul A. Beindorf)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this [    ] day of [                    ], 200[    ] (the “Effective Date”), by and between ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (“ANB”); INDIAN RIVER NATIONAL BANK, a national banking association (“Bank”; hereinafter together with ANB referred to as “Employer”); and PAUL A. BEINDORF (“Executive”).

Recitals

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated October 22, 2003, between ANB and Bank’s parent holding company, Bank has become a wholly-owned subsidiary of ANB; and

WHEREAS, Executive has served as the President/Chief Executive Officer of Bank, and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

2. Employment Term. The employment of Executive by Employer as provided in Section 1 will be for a period of 3 years commencing at the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive the termination of Executive’s Employment, as more particularly described herein.

3. Duties; Extent of Services. Executive shall perform for Bank all duties incident to the position of President/Chief Executive Officer of Bank, under the direction of the board of directors of Bank or its designee. In addition, Executive shall engage in such other services for Bank or its affiliated companies as Bank from time to time shall direct. The precise services of Executive and the title of Executive’s position may be extended, curtailed or modified by Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to Bank’s business.

4. Compensation. From the Effective Date through the termination of Executive’s employment:

(a) Base Salary. Executive’s total annual base salary shall be not less than $160,000, payable with the same frequency as the salaries of other employees of Employer.

(b) Annual Bonus Opportunity. Executive shall be eligible to receive an annual bonus, the amount of which, if any, shall be determined by the Bank’s board of directors or its designee after an annual review of the performance of the Executive and the Bank for the prior calendar year.

(c) Benefits. Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer’s health and retirements plans, as provided in Bank’s Personnel Policy and as such may be amended from time to time.

(d) Equity Incentives. Executive shall be eligible to receive awards under any stock option, stock purchase or equity-based incentive compensation plan or arrangement adopted by Employer from time to time for which senior executives of ANB’s other bank subsidiaries are eligible to participate. Executive’s participation in, and awards under, such plans and arrangements, if any, shall be determined from time to time by ANB’s board of directors or its designee, as the case may be.

(e) Automobile Allowance. Executive shall be entitled to a $[            ] monthly automobile allowance or, at Employer’s option, to the use of an automobile owned by Employer.

5. Compliance With Rules and Policies. Executive shall comply with all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or ANB or their respective designee.

6. Representation of Executive. Executive represents to Employer that he is not subject to any rule, regulation or agreement, including without limitation, any non-compete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive’s ability to engage in the activities provided for in this Agreement.

7. Disclosure of Information. Executive acknowledges that any documents and information, whether written or not, that came or come into Executive’s possession or knowledge during Executive’s course of employment with Bank or Employer, including, without limitation the financial and business conditions, goals and operations of Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of Employer’s business. Executive will not, during or after the term of this Agreement: (i) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive’s employment (whether

2

hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 7, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer’s business methods, sales, services, or techniques, regardless of whether the same is written or not.

8. Competition.

(a) During the period beginning on the Effective Date and, subject to extension as provided for in Section 9(c) below, ending on the 3rd anniversary thereof, Executive shall not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, other than on behalf of the Bank: (i) carry on or engage in the business of banking or any similar business in the Florida counties of Indian River or Brevard (the “Territory”); (ii) perform services for, as an employee, consultant or otherwise, any bank, bank holding company, bank or bank holding company in organization, corporation or other person or entity that has a branch or office in, or conducts any banking or similar business in the Territory; (iii) solicit or do banking or similar business with any existing or prospective customer of Bank or ANB or any of their respective subsidiaries or affiliates in the Territory; or (iv) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with Bank or ANB or any of their subsidiaries or affiliates for any reason, or hire any such employee of Bank or ANB or any of their subsidiaries or affiliates, without the prior written consent of ANB. In partial consideration for the non-competition provisions contained herein, Employer shall make a one-time payment of $10,000 to Executive within 5 days after the Effective Date.

(b) Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

(c) If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended 1 day for each day in which a violation of such covenants occurs. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

(d) In the event of any conduct or threatened conduct by Executive violating any provision of this Section 8, Employer shall be entitled, in addition to other available remedies, to injunctive relief and/or specific performance of such provision. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 8, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee.

3

(e) Executive acknowledges that (i) Executive has occupied, and will continue to occupy, a position of trust and confidence with Bank prior to the date hereof and has and will become familiar with Confidential Information, including without limitation trade secrets, as that term is defined in Section 688.002(4) of the Florida Code; (ii) ANB has required that Executive make the covenants set forth in Sections 7 and 8 of this Agreement as a material condition to ANB’s acquisition of the capital stock of Bank, including capital stock owned by Executive; (iii) the provisions of Sections 7 and 8 of this Agreement are reasonable in geographic scope and duration and are necessary to protect and preserve Employer’s legitimate business interests, including, without limitation, its trade secrets, valuable confidential business information, relationships with specific prospective and existing customers, customer goodwill, and specialized training provided to Executive; and (iv) Employer would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 or 8 of this Agreement.

9. Termination of Employment.

(a) If Employer terminates Executive’s employment hereunder “For Cause,” all rights and obligations specified in Section 8(a) shall survive any such termination through the 3rd anniversary of the Effective Date, and Executive shall not be entitled to any further compensation or benefits from Employer. “For Cause” shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act or omission on the part of Executive which constitutes fraud, personal dishonesty, embezzlement, misappropriation of corporate assets, incompetence, breach of a duty owed to Bank, or conduct that, in the sole discretion of Bank’s board of directors, negatively reflects upon the Bank; (iii) indictment or conviction of a felony or a crime of moral turpitude; (iv) the suspension or removal of Executive by federal or state banking regulatory authorities; or (v) a material breach by Executive of any of the terms of this Agreement. In addition, the services of Executive and the obligations of ANB under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this Section 9, the term “total disability” shall mean Executive’s inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.

(b) Employer may terminate Executive’s employment at any time for any reason; provided, however, if Employer terminates Executive other than For Cause, or if Executive terminates his employment for “Good Reason” (as defined below), Executive shall continue to receive the amount of his then current base salary until the 3rd anniversary of the Effective Date (to be paid with the same frequency as Executive’s salary was paid prior to termination), and all rights and obligations specified in Section 8(a) shall survive such termination until the 3rd anniversary of the Effective Date. Other than the payment provided for in this Section 9(b), Executive acknowledges that he shall not be entitled to any other payments, benefits or damages from Employer in connection with a termination of Executive by Employer other than For Cause or a termination by Executive for Good Reason, and Executive hereby waives all rights and claims with respect thereto. “Good Reason” means a material breach of this Agreement by Employer after Executive has notified Employer of such breach in writing and Employer has failed to cure such breach within 30 days of receipt of such notice.

(c) If Executive resigns or terminates his employment hereunder for any reason (other than Good Reason) prior to the 3rd anniversary of the Effective Date, (i) he must provide at

4

least 30 days prior written notice of such resignation or termination, (ii) all rights and obligations specified in Section 8(a) shall survive any such termination until the 3rd anniversary of the Effective Date, (iii) Executive shall not be entitled to any further compensation or benefits from Employer, and (iv) Employer shall be entitled to all remedies available under this Agreement and applicable law. Upon receipt of any such notice of termination, Employer may elect, at its sole option, to have Executive’s resignation or termination effective immediately. Notwithstanding anything herein to the contrary, at Employer’s sole option and election, Employer may continue paying to Executive the minimum cash compensation provided for in Section 4(a) for any period up to, but not to extend past, the 3rd anniversary of the Effective Date (each such payment, a “Continuation Payment”), and all rights and obligations specified in Section 8(a) shall survive until the later of (A) the 3rd anniversary of the Effective Date or (B) the 1st anniversary of the date of the final Continuation Payment. Continuation Payments, if any, would be made with the same frequency as Executive’s salary was paid prior to any such termination.

(d) The provisions of Section 7 and Section 8 shall in all cases survive the termination of this Agreement and the termination of Executive’s employment, whether voluntary or involuntary.

10. Notice. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of Bank to [                            ] Attention: Chairman of the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to his last known address of record contained in the Bank’s personnel files.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of conflicts of laws. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and Bank, including but not limited to that certain Employment Agreement dated January 7, 2003.

12. Validity. Should any court of competent jurisdiction, arbitrator or other judicial body decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Employer the maximum protection permitted by law. The parties expressly deem the length of time and the size of the territory provided for in Section 8 of this Agreement to be reasonable. If, however, any judicial body or arbitrator decides, holds, adjudges or decrees that the length of time and/or the size of the territory provided for in Section 8 of this Agreement is/are unreasonable, then it is the express intent of the parties that such court determine the length of time and/or size of the territory that is/are reasonable and that such court enforce the terms of this Agreement in accordance with such determination.

5

13. Arbitration.

(a) Except as may otherwise hereinafter be provided, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notwithstanding the foregoing, Employer shall have the right to seek enforcement by preliminary injunction, specific performance or other equitable relief of the provisions of Section 7 and/or 8 hereof in any state or federal court of competent jurisdiction without regard to whether any such claim has been or can be referred to arbitration.

(b) The parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be interstate commerce as that term is used in the Federal Arbitration Act, and the parties contemplate substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

(c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

14. Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to Bank or ANB. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

15. Waiver of Claims. In consideration of the obligations of Employer hereunder, Executive, except as otherwise provided in this Agreement, unconditionally releases Employer, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of Executive’s employment by Employer, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on Employer’s right to terminate Executive’s employment, such as any alleged implied contract of employment or termination contrary to public policy. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than 21 days to consider this Agreement prior to execution hereof, and that he may revoke this Agreement at any time within 7 days following the execution hereof by written notice to Employer.

16. Tax Withholding. All compensation payable pursuant to this Agreement, including without limitation severance compensation, shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

6

[Signatures on following pages.]

7

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of Bank and ANB as of the date first above written.

“ANB”:

ALABAMA NATIONAL BANCORPORATION

By:

Its:

STATE OF ALABAMA	)

JEFFERSON COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that                                         , whose name as                                  of Alabama National BanCorporation, a Delaware corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this the      day of                     , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

8

“Bank”:

INDIAN RIVER NATIONAL BANK

By:

Its:

STATE OF FLORIDA	)

INDIAN RIVER COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that                                         , whose name as                                  of Indian River National Bank, a national banking association, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, in his capacity as such officer and with full authority, executed the same voluntarily for and as the act of said national banking association.

Given under my hand and official seal this the      day of             , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

9

“Executive”:

Paul A. Beindorf

STATE OF FLORIDA	)

INDIAN RIVER COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, do hereby certify that Paul A. Beindorf, whose name is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this the      day of             , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

10

Exhibit C-2

(Jeffrey R. Morton)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this [            ] day of [                ], 200[    ] (the “Effective Date”), by and between ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (“ANB”); INDIAN RIVER NATIONAL BANK, a national banking association (“Bank”; hereinafter together with ANB referred to as “Employer”); and JEFFREY R. MORTON (“Executive”).

Recitals

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated October 22, 2003, between ANB and Bank’s parent holding company, Bank has become a wholly-owned subsidiary of ANB; and

WHEREAS, Executive has served as the Senior Vice President/Head of Residential Lending of Bank, and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

2. Employment Term. The employment of Executive by Employer as provided in Section 1 will be for a period of 3 years commencing at the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive the termination of Executive’s Employment, as more particularly described herein.

3. Duties; Extent of Services. Executive shall perform for Bank all duties incident to the position of Senior Vice President/Head of Residential Lending of Bank, under the direction of the President/Chief Executive Officer and board of directors of Bank or its designee. In addition, Executive shall engage in such other services for Bank or its affiliated companies as Bank from time to time shall direct. The precise services of Executive and the title of Executive’s position may be extended, curtailed or modified by Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to Bank’s business.

4. Compensation. From the Effective Date through the termination of Executive’s employment:

(a) Base Salary. Executive’s total annual base salary shall be not less than $105,000, payable with the same frequency as the salaries of other employees of Employer.

(b) Annual Bonus Opportunity. Executive shall be eligible to receive an annual bonus, the amount of which, if any, shall be determined by the Bank’s board of directors or its designee after an annual review of the performance of the Executive and the Bank for the prior calendar year.

(c) Benefits. Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer’s health and retirements plans, as provided in Bank’s Personnel Policy and as such may be amended from time to time.

(d) Equity Incentives. Executive shall be eligible to receive awards under any stock option, stock purchase or equity-based incentive compensation plan or arrangement adopted by Employer from time to time for which senior executives of ANB’s other bank subsidiaries are eligible to participate. Executive’s participation in, and awards under, such plans and arrangements, if any, shall be determined from time to time by ANB’s board of directors or its designee, as the case may be.

(e) Automobile Allowance. Executive shall be entitled to a $[            ] monthly automobile allowance or, at Employer’s option, to the use of an automobile owned by Employer.

5. Compliance With Rules and Policies. Executive shall comply with all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or ANB or their respective designee.

6. Representation of Executive. Executive represents to Employer that he is not subject to any rule, regulation or agreement, including without limitation, any non-compete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive’s ability to engage in the activities provided for in this Agreement.

7. Disclosure of Information. Executive acknowledges that any documents and information, whether written or not, that came or come into Executive’s possession or knowledge during Executive’s course of employment with Bank or Employer, including, without limitation the financial and business conditions, goals and operations of Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of Employer’s business. Executive will not, during or after the term of this Agreement: (i) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive’s employment (whether

2

hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 7, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer’s business methods, sales, services, or techniques, regardless of whether the same is written or not.

8. Competition.

(a) During the period beginning on the Effective Date and, subject to extension as provided for in Section 9(c) below, ending on the 3rd anniversary thereof, Executive shall not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, other than on behalf of the Bank: (i) carry on or engage in the business of banking or any similar business in the Florida counties of Indian River or Brevard (the “Territory”); (ii) perform services for, as an employee, consultant or otherwise, any bank, bank holding company, bank or bank holding company in organization, corporation or other person or entity that has a branch or office in, or conducts any banking or similar business in the Territory; (iii) solicit or do banking or similar business with any existing or prospective customer of Bank or ANB or any of their respective subsidiaries or affiliates in the Territory; or (iv) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with Bank or ANB or any of their subsidiaries or affiliates for any reason, or hire any such employee of Bank or ANB or any of their subsidiaries or affiliates, without the prior written consent of ANB. In partial consideration for the non-competition provisions contained herein, Employer shall make a one-time payment of $10,000 to Executive within 5 days after the Effective Date.

(b) Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

(c) If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended 1 day for each day in which a violation of such covenants occurs. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

(d) In the event of any conduct or threatened conduct by Executive violating any provision of this Section 8, Employer shall be entitled, in addition to other available remedies, to injunctive relief and/or specific performance of such provision. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 8, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee.

3

(e) Executive acknowledges that (i) Executive has occupied, and will continue to occupy, a position of trust and confidence with Bank prior to the date hereof and has and will become familiar with Confidential Information, including without limitation trade secrets, as that term is defined in Section 688.002(4) of the Florida Code; (ii) ANB has required that Executive make the covenants set forth in Sections 7 and 8 of this Agreement as a material condition to ANB’s acquisition of the capital stock of Bank, including capital stock owned by Executive; (iii) the provisions of Sections 7 and 8 of this Agreement are reasonable in geographic scope and duration and are necessary to protect and preserve Employer’s legitimate business interests, including, without limitation, its trade secrets, valuable confidential business information, relationships with specific prospective and existing customers, customer goodwill, and specialized training provided to Executive; and (iv) Employer would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 or 8 of this Agreement.

9. Termination of Employment.

(a) If Employer terminates Executive’s employment hereunder “For Cause,” all rights and obligations specified in Section 8(a) shall survive any such termination through the 3rd anniversary of the Effective Date, and Executive shall not be entitled to any further compensation or benefits from Employer. “For Cause” shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act or omission on the part of Executive which constitutes fraud, personal dishonesty, embezzlement, misappropriation of corporate assets, incompetence, breach of a duty owed to Bank, or conduct that, in the sole discretion of Bank’s board of directors, negatively reflects upon the Bank; (iii) indictment or conviction of a felony or a crime of moral turpitude; (iv) the suspension or removal of Executive by federal or state banking regulatory authorities; or (v) a material breach by Executive of any of the terms of this Agreement. In addition, the services of Executive and the obligations of ANB under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this Section 9, the term “total disability” shall mean Executive’s inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.

(b) Employer may terminate Executive’s employment at any time for any reason; provided, however, if Employer terminates Executive other than For Cause, or if Executive terminates his employment for “Good Reason” (as defined below), Executive shall continue to receive the amount of his then current base salary until the 3rd anniversary of the Effective Date (to be paid with the same frequency as Executive’s salary was paid prior to termination), and all rights and obligations specified in Section 8(a) shall survive such termination until the 3rd anniversary of the Effective Date. Other than the payment provided for in this Section 9(b), Executive acknowledges that he shall not be entitled to any other payments, benefits or damages from Employer in connection with a termination of Executive by Employer other than For Cause or a termination by Executive for Good Reason, and Executive hereby waives all rights and claims with respect thereto. “Good Reason” means a material breach of this Agreement by Employer after Executive has notified Employer of such breach in writing and Employer has failed to cure such breach within 30 days of receipt of such notice.

(c) If Executive resigns or terminates his employment hereunder for any reason (other than Good Reason) prior to the 3rd anniversary of the Effective Date, (i) he must provide at

4

least 30 days prior written notice of such resignation or termination, (ii) all rights and obligations specified in Section 8(a) shall survive any such termination until the 3rd anniversary of the Effective Date, (iii) Executive shall not be entitled to any further compensation or benefits from Employer, and (iv) Employer shall be entitled to all remedies available under this Agreement and applicable law. Upon receipt of any such notice of termination, Employer may elect, at its sole option, to have Executive’s resignation or termination effective immediately. Notwithstanding anything herein to the contrary, at Employer’s sole option and election, Employer may continue paying to Executive the minimum cash compensation provided for in Section 4(a) for any period up to, but not to extend past, the 3rd anniversary of the Effective Date (each such payment, a “Continuation Payment”), and all rights and obligations specified in Section 8(a) shall survive until the later of (A) the 3rd anniversary of the Effective Date or (B) the 1st anniversary of the date of the final Continuation Payment. Continuation Payments, if any, would be made with the same frequency as Executive’s salary was paid prior to any such termination.

(d) The provisions of Section 7 and Section 8 shall in all cases survive the termination of this Agreement and the termination of Executive’s employment, whether voluntary or involuntary.

10. Notice. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of Bank to [                    ] Attention: Chairman of the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to his last known address of record contained in the Bank’s personnel files.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of conflicts of laws. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and Bank, including but not limited to that certain Employment Agreement dated January 6, 2003.

12. Validity. Should any court of competent jurisdiction, arbitrator or other judicial body decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Employer the maximum protection permitted by law. The parties expressly deem the length of time and the size of the territory provided for in Section 8 of this Agreement to be reasonable. If, however, any judicial body or arbitrator decides, holds, adjudges or decrees that the length of time and/or the size of the territory provided for in Section 8 of this Agreement is/are unreasonable, then it is the express intent of the parties that such court determine the length of time and/or size of the territory that is/are reasonable and that such court enforce the terms of this Agreement in accordance with such determination.

5

13. Arbitration.

(a) Except as may otherwise hereinafter be provided, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notwithstanding the foregoing, Employer shall have the right to seek enforcement by preliminary injunction, specific performance or other equitable relief of the provisions of Section 7 and/or 8 hereof in any state or federal court of competent jurisdiction without regard to whether any such claim has been or can be referred to arbitration.

(b) The parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be interstate commerce as that term is used in the Federal Arbitration Act, and the parties contemplate substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

(c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

14. Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to Bank or ANB. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

15. Waiver of Claims. In consideration of the obligations of Employer hereunder, Executive, except as otherwise provided in this Agreement, unconditionally releases Employer, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of Executive’s employment by Employer, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on Employer’s right to terminate Executive’s employment, such as any alleged implied contract of employment or termination contrary to public policy. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than 21 days to consider this Agreement prior to execution hereof, and that he may revoke this Agreement at any time within 7 days following the execution hereof by written notice to Employer.

16. Tax Withholding. All compensation payable pursuant to this Agreement, including without limitation severance compensation, shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

6

[Signatures on following pages.]

7

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of Bank and ANB as of the date first above written.

“ANB”:

ALABAMA NATIONAL BANCORPORATION

By:

Its:

STATE OF ALABAMA	)

JEFFERSON COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that                                 , whose name as                      of Alabama National BanCorporation, a Delaware corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this the      day of             , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

8

“Bank”:

INDIAN RIVER NATIONAL BANK

By:

Its:
STATE OF FLORIDA	)

INDIAN RIVER COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that                                 , whose name as                      of Indian River National Bank, a national banking association, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, in his capacity as such officer and with full authority, executed the same voluntarily for and as the act of said national banking association.

Given under my hand and official seal this the      day of             , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

9

“Executive”:

Jeffrey R. Morton

STATE OF FLORIDA	)

INDIAN RIVER COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, do hereby certify that Jeffrey R. Morton, whose name is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this the      day of                     , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

10

Exhibit C-3

(Phillip Tasker)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this [            ] day of [                                ], 200[        ] (the “Effective Date”), by and between ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (“ANB”); INDIAN RIVER NATIONAL BANK, a national banking association (“Bank”; hereinafter together with ANB referred to as “Employer”); and PHILLIP TASKER (“Executive”).

Recitals

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated October 22, 2003, between ANB and Bank’s parent holding company, Bank has become a wholly-owned subsidiary of ANB; and

WHEREAS, Executive has served as the Senior Vice President/Chief Financial Officer of Bank, and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

2. Employment Term. The employment of Executive by Employer as provided in Section 1 will be for a period of 3 years commencing at the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive the termination of Executive’s Employment, as more particularly described herein.

3. Duties; Extent of Services. Executive shall perform for Bank all duties incident to the position of Senior Vice President/Chief Financial Officer of Bank, under the direction of the President/Chief Executive Officer and board of directors of Bank or its designee. In addition, Executive shall engage in such other services for Bank or its affiliated companies as Bank from time to time shall direct. The precise services of Executive and the title of Executive’s position may be extended, curtailed or modified by Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to Bank’s business.

4. Compensation. From the Effective Date through the termination of Executive’s employment:

(a) Base Salary. Executive’s total annual base salary shall be not less than $100,000, payable with the same frequency as the salaries of other employees of Employer.

(b) Annual Bonus Opportunity. Executive shall be eligible to receive an annual bonus, the amount of which, if any, shall be determined by the Bank’s board of directors or its designee after an annual review of the performance of the Executive and the Bank for the prior calendar year.

(c) Benefits. Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer’s health and retirements plans, as provided in Bank’s Personnel Policy and as such may be amended from time to time.

(d) Equity Incentives. Executive shall be eligible to receive awards under any stock option, stock purchase or equity-based incentive compensation plan or arrangement adopted by Employer from time to time for which senior executives of ANB’s other bank subsidiaries are eligible to participate. Executive’s participation in, and awards under, such plans and arrangements, if any, shall be determined from time to time by ANB’s board of directors or its designee, as the case may be.

(e) Automobile Allowance. Executive shall be entitled to a $[            ] monthly automobile allowance or, at Employer’s option, to the use of an automobile owned by Employer.

5. Compliance With Rules and Policies. Executive shall comply with all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or ANB or their respective designee.

6. Representation of Executive. Executive represents to Employer that he is not subject to any rule, regulation or agreement, including without limitation, any non-compete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive’s ability to engage in the activities provided for in this Agreement.

7. Disclosure of Information. Executive acknowledges that any documents and information, whether written or not, that came or come into Executive’s possession or knowledge during Executive’s course of employment with Bank or Employer, including, without limitation the financial and business conditions, goals and operations of Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of Employer’s business. Executive will not, during or after the term of this Agreement: (i) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive’s employment (whether

2

hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 7, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer’s business methods, sales, services, or techniques, regardless of whether the same is written or not.

8. Competition.

(a) During the period beginning on the Effective Date and, subject to extension as provided for in Section 9(c) below, ending on the 3rd anniversary thereof, Executive shall not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, other than on behalf of the Bank: (i) carry on or engage in the business of banking or any similar business in the Florida counties of Indian River or Brevard (the “Territory”); (ii) perform services for, as an employee, consultant or otherwise, any bank, bank holding company, bank or bank holding company in organization, corporation or other person or entity that has a branch or office in, or conducts any banking or similar business in the Territory; (iii) solicit or do banking or similar business with any existing or prospective customer of Bank or ANB or any of their respective subsidiaries or affiliates in the Territory; or (iv) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with Bank or ANB or any of their subsidiaries or affiliates for any reason, or hire any such employee of Bank or ANB or any of their subsidiaries or affiliates, without the prior written consent of ANB. In partial consideration for the non-competition provisions contained herein, Employer shall make a one-time payment of $10,000 to Executive within 5 days after the Effective Date.

(b) Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

(c) If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended 1 day for each day in which a violation of such covenants occurs. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

(d) In the event of any conduct or threatened conduct by Executive violating any provision of this Section 8, Employer shall be entitled, in addition to other available remedies, to injunctive relief and/or specific performance of such provision. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 8, Executive will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee.

3

(e) Executive acknowledges that (i) Executive has occupied, and will continue to occupy, a position of trust and confidence with Bank prior to the date hereof and has and will become familiar with Confidential Information, including without limitation trade secrets, as that term is defined in Section 688.002(4) of the Florida Code; (ii) ANB has required that Executive make the covenants set forth in Sections 7 and 8 of this Agreement as a material condition to ANB’s acquisition of the capital stock of Bank, including capital stock owned by Executive; (iii) the provisions of Sections 7 and 8 of this Agreement are reasonable in geographic scope and duration and are necessary to protect and preserve Employer’s legitimate business interests, including, without limitation, its trade secrets, valuable confidential business information, relationships with specific prospective and existing customers, customer goodwill, and specialized training provided to Executive; and (iv) Employer would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 or 8 of this Agreement.

9. Termination of Employment.

(a) If Employer terminates Executive’s employment hereunder “For Cause,” all rights and obligations specified in Section 8(a) shall survive any such termination through the 3rd anniversary of the Effective Date, and Executive shall not be entitled to any further compensation or benefits from Employer. “For Cause” shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act or omission on the part of Executive which constitutes fraud, personal dishonesty, embezzlement, misappropriation of corporate assets, incompetence, breach of a duty owed to Bank, or conduct that, in the sole discretion of Bank’s board of directors, negatively reflects upon the Bank; (iii) indictment or conviction of a felony or a crime of moral turpitude; (iv) the suspension or removal of Executive by federal or state banking regulatory authorities; or (v) a material breach by Executive of any of the terms of this Agreement. In addition, the services of Executive and the obligations of ANB under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this Section 9, the term “total disability” shall mean Executive’s inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.

(b) Employer may terminate Executive’s employment at any time for any reason; provided, however, if Employer terminates Executive other than For Cause, or if Executive terminates his employment for “Good Reason” (as defined below), Executive shall continue to receive the amount of his then current base salary until the 3rd anniversary of the Effective Date (to be paid with the same frequency as Executive’s salary was paid prior to termination), and all rights and obligations specified in Section 8(a) shall survive such termination until the 3rd anniversary of the Effective Date. Other than the payment provided for in this Section 9(b), Executive acknowledges that he shall not be entitled to any other payments, benefits or damages from Employer in connection with a termination of Executive by Employer other than For Cause or a termination by Executive for Good Reason, and Executive hereby waives all rights and claims with respect thereto. “Good Reason” means a material breach of this Agreement by Employer after Executive has notified Employer of such breach in writing and Employer has failed to cure such breach within 30 days of receipt of such notice.

(c) If Executive resigns or terminates his employment hereunder for any reason (other than Good Reason) prior to the 3rd anniversary of the Effective Date, (i) he must provide at

4

least 30 days prior written notice of such resignation or termination, (ii) all rights and obligations specified in Section 8(a) shall survive any such termination until the 3rd anniversary of the Effective Date, (iii) Executive shall not be entitled to any further compensation or benefits from Employer, and (iv) Employer shall be entitled to all remedies available under this Agreement and applicable law. Upon receipt of any such notice of termination, Employer may elect, at its sole option, to have Executive’s resignation or termination effective immediately. Notwithstanding anything herein to the contrary, at Employer’s sole option and election, Employer may continue paying to Executive the minimum cash compensation provided for in Section 4(a) for any period up to, but not to extend past, the 3rd anniversary of the Effective Date (each such payment, a “Continuation Payment”), and all rights and obligations specified in Section 8(a) shall survive until the later of (A) the 3rd anniversary of the Effective Date or (B) the 1st anniversary of the date of the final Continuation Payment. Continuation Payments, if any, would be made with the same frequency as Executive’s salary was paid prior to any such termination.

(d) The provisions of Section 7 and Section 8 shall in all cases survive the termination of this Agreement and the termination of Executive’s employment, whether voluntary or involuntary.

10. Notice. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of Bank to [                    ] Attention: Chairman of the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to his last known address of record contained in the Bank’s personnel files.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of conflicts of laws. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and Bank, including but not limited to that certain Employment Agreement dated January 6, 2003.

12. Validity. Should any court of competent jurisdiction, arbitrator or other judicial body decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Employer the maximum protection permitted by law. The parties expressly deem the length of time and the size of the territory provided for in Section 8 of this Agreement to be reasonable. If, however, any judicial body or arbitrator decides, holds, adjudges or decrees that the length of time and/or the size of the territory provided for in Section 8 of this Agreement is/are unreasonable, then it is the express intent of the parties that such court determine the length of time and/or size of the territory that is/are reasonable and that such court enforce the terms of this Agreement in accordance with such determination.

5

13. Arbitration.

(a) Except as may otherwise hereinafter be provided, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notwithstanding the foregoing, Employer shall have the right to seek enforcement by preliminary injunction, specific performance or other equitable relief of the provisions of Section 7 and/or 8 hereof in any state or federal court of competent jurisdiction without regard to whether any such claim has been or can be referred to arbitration.

(b) The parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be interstate commerce as that term is used in the Federal Arbitration Act, and the parties contemplate substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

(c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

14. Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to Bank or ANB. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

15. Waiver of Claims. In consideration of the obligations of Employer hereunder, Executive, except as otherwise provided in this Agreement, unconditionally releases Employer, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of Executive’s employment by Employer, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on Employer’s right to terminate Executive’s employment, such as any alleged implied contract of employment or termination contrary to public policy. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than 21 days to consider this Agreement prior to execution hereof, and that he may revoke this Agreement at any time within 7 days following the execution hereof by written notice to Employer.

16. Tax Withholding. All compensation payable pursuant to this Agreement, including without limitation severance compensation, shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

6

[Signatures on following pages.]

7

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of Bank and ANB as of the date first above written.

“ANB”:

ALABAMA NATIONAL BANCORPORATION

By:
Its:

STATE OF ALABAMA	)

JEFFERSON COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that                                 , whose name as                          of Alabama National BanCorporation, a Delaware corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this the              day of                     , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

8

“Bank”:

INDIAN RIVER NATIONAL BANK

By:

Its:

STATE OF FLORIDA	)

INDIAN RIVER COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that                                         , whose name as                              of Indian River National Bank, a national banking association, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, in his capacity as such officer and with full authority, executed the same voluntarily for and as the act of said national banking association.

Given under my hand and official seal this the              day of                     , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

9

“Executive”:

Phillip Tasker

STATE OF FLORIDA	)

INDIAN RIVER COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, do hereby certify that Phillip Tasker, whose name is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this the      day of                     , 2003.

Notary Public
[NOTARIAL SEAL]
My Commission Expires:

10

Exhibit D

Form of Opinion of Maynard, Cooper & Gale, P.C.

[Letterhead of Maynard, Cooper & Gale, P.C.]

[                ], 200[        ]

BY HAND DELIVERY

Indian River Banking Company

958 20th Place

Vero Beach, Florida 32960

Attn: Chairman

Re:	Merger of Indian River Banking Company and Alabama National BanCorporation

Gentlemen:

We are counsel to Alabama National BanCorporation (“ANB”), a corporation organized and existing under the laws of the State of Delaware, and have represented ANB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of October 22, 2003 (the “Agreement”), by and between Indian River Banking Company (“IRBC”) and ANB. This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meanings set forth in the Agreement.

[Mutually agreeable, customary assumptions and qualifications to be inserted.]

Based upon and subject to the foregoing, we are of the opinion that:

1. ANB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged, as described in the Proxy Statement/Prospectus, and to own the properties owned by it.

2. The execution and delivery of the Agreement by ANB, and ANB’s compliance with its terms, do not and will not violate or contravene any provision of the Restated Certificate of Incorporation or Bylaws of ANB. To the best of our knowledge but without any independent investigation, the execution and delivery of the Agreement, and compliance with its terms, do not and will not result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any ANB Company is a party or by which any ANB Company is bound.

D-1

3. In accordance with the Bylaws of ANB and pursuant to resolutions duly adopted by its Board of Directors, the Agreement has been duly adopted and approved by the Board of Directors of ANB.

4. The Agreement has been duly and validly executed and delivered by ANB. Assuming valid authorization, execution and delivery by IRBC, the Agreement constitutes the valid and binding agreement of ANB, enforceable against ANB in accordance with its terms.

5. The authorized capital stock of ANB consists of 27,500,000 shares of ANB Common Stock, of which [                ] shares were issued and outstanding as of [                    ], and 100,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The shares of ANB Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders. The shares of ANB Common Stock to be issued to the stockholders of IRBC as contemplated by the Agreement are duly authorized, and when properly issued and delivered following consummation of the Merger will be validly issued, fully paid and nonassessable.

Very truly yours,

MAYNARD, COOPER & GALE, P.C.

By:

D-2